EXECUTION VERSION

SECOND AMENDED AND RESTATED REVOLVING CREDIT AND
GUARANTY AGREEMENT

Dated as of June 19, 2013

Among

TOWER AUTOMOTIVE HOLDINGS USA, LLC

as Borrower,

and

TOWER INTERNATIONAL, INC., TOWER AUTOMOTIVE
HOLDINGS I, LLC, TOWER AUTOMOTIVE HOLDINGS II(a), LLC,
TOWER AUTOMOTIVE HOLDINGS II(b), LLC, AND THE OTHER
GUARANTORS PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC and

WELLS FARGO CAPITAL FINANCE, LLC,

Joint Bookrunners

and

Joint Lead Arrangers,

WELLS FARGO CAPITAL FINANCE, LLC,

Syndication Agent

CITIBANK, N.A. and GOLDMAN SACHS BANK USA,

Co-Documentation Agents

i

ii

iii

Pricing Schedule

ANNEX A	Revolving Credit Commitment Amounts

EXHIBIT A	[Reserved]
EXHIBIT B	Form of Opinion of Lowenstein Sandler LLP
EXHIBIT C	Form of Assignment and Acceptance
EXHIBIT D	Form of Borrowing Base Certificate
EXHIBIT E	Form of Commitment Acceptance
EXHIBIT F	Form of Affiliate Subordination Agreement
EXHIBIT G-1	Form of Mortgage (Fee)
EXHIBIT G-2	Form of Mortgage (Leasehold)
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Joinder Agreement
EXHIBIT J	Form of Landlord Consent and Agreement
EXHIBIT K	Form of Collateral Access Agreement
EXHIBIT L	Form of Borrowing Request

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SCHEDULE 1.01(a)	Eligible Real Properties
SCHEDULE 1.01(b)	Non-Material Subsidiaries
SCHEDULE 3.05	Subsidiaries
SCHEDULE 3.06	Government Approvals; No Conflicts
SCHEDULE 3.08	Litigation
SCHEDULE 3.12(a)	Collective Bargaining / Labor Agreements
SCHEDULE 3.12(b)	Labor Matters
SCHEDULE 3.15(a)	Properties
SCHEDULE 4.01(c)(i)	Initial Mortgaged Properties
SCHEDULE 4.01(c)(ii)	New Mortgaged Properties
SCHEDULE 5.13(e)	Leasehold Interests
SCHEDULE 6.01	Liens
SCHEDULE 6.03	Indebtedness
SCHEDULE 6.05	Investments
SCHEDULE 6.06(j)	Specified Dispositions
SCHEDULE 6.08	Agreements with Affiliates
SCHEDULE X	Letters of Credit

The registrant agrees to file supplementally a copy of any omitted exhibit to the Commission upon request.

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SECOND AMENDED AND RESTATED REVOLVING CREDIT AND GUARANTY AGREEMENT

SECOND AMENDED AND RESTATED REVOLVING CREDIT AND GUARANTY AGREEMENT, dated as of June 19, 2013 among TOWER AUTOMOTIVE HOLDINGS USA, LLC (the “Borrower”), TOWER INTERNATIONAL, INC. (formerly known as Tower Automotive, LLC, and hereinafter, “Holdings”), TOWER AUTOMOTIVE HOLDINGS I, LLC (“Holdco”), TOWER AUTOMOTIVE HOLDINGS II(a), LLC, TOWER AUTOMOTIVE HOLDINGS II(b), LLC (together with Tower Automotive Holdings II(a), LLC, “Foreign Holdco”), the Subsidiary Guarantors, the financial institutions from time to time party hereto, as Lenders, and JPMORGAN CHASE BANK, N.A., as Issuing Lender, as Swing Line Lender and as administrative agent (in such capacity, the “Agent”) for the Lenders.

RECITALS:

WHEREAS, Holdings, Holdco, Foreign Holdco, the Subsidiary Guarantors, the Issuing Lender, the Swing Line Lender and the Agent are party to the Existing Credit Agreement (such terms and other capitalized terms used in these preliminary statements being defined in Section 1.01 hereof), together with the lenders party thereto, which became effective on the June 13, 2011; and

WHEREAS, pursuant to the terms hereof, and upon satisfaction of the conditions set forth herein, the provisions of the Existing Credit Agreement are being amended and restated in the form of this Agreement, effective at the ARCA Effective Date;

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto (also comprising the parties necessary to amend and restate the Existing Credit Agreement as provided therein) agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Defined Terms.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“Account” shall mean any right to payment for goods sold or leased or for services rendered, whether or not earned by performance.

“Account Control Agreement” shall mean a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable.

“Account Debtor” shall mean the Person obligated on an Account.

“Additional Eligible Machinery & Equipment” shall mean machinery and equipment located in the United States which the Borrower has elected to include as Eligible Machinery & Equipment after the Closing Date, provided that:

(a)          the Agent shall have received notice of such election from the Borrower, together with (i) a certificate of a Financial Officer of the Borrower setting forth in reasonable detail a schedule of such machinery and equipment and the location(s) thereof, (ii) invoices showing payment in full or other documentary evidence satisfactory to the Agent in its Permitted Discretion evidencing (A) the purchase and acceptance of such machinery and equipment and the payment in full of the purchase price for such machinery and equipment or (B) that such machinery and equipment is owned by a Loan Party at the ARCA Effective Date, and (iii) an appraisal or appraisal update with respect to such machinery and equipment has been delivered to the Agent in form, scope and substance satisfactory to the Agent in its Permitted Discretion;

(b)          such machinery and equipment shall satisfy the criteria for Eligible Machinery & Equipment set forth in the definition thereof; and

(c)          no more than three such elections may be made by the Borrower during any fiscal quarter.

“Additional Eligible Real Property” shall mean real property which the Borrower has elected to include as Eligible Real Property after the Closing Date, provided that:

(a)          the Agent shall have received notice of such election from the Borrower, together with (i) a certificate of a Financial Officer of the Borrower setting forth in reasonable detail a schedule of such real property and certifying (y) payment of the purchase price therefor or (z) that such real property is owned by a Loan Party at the ARCA Effective Date and (ii) an appraisal or appraisal update with respect to such real property has been delivered to the Agent in form, scope and substance reasonably satisfactory to the Agent in its Permitted Discretion;

(b)          such real property shall satisfy the criteria for Eligible Real Property set forth in the definition thereof; and

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(c)          no more than three such elections may be made by the Borrower during any fiscal quarter.

“Adjusted Eligible Accounts Receivable” shall mean the Eligible Accounts Receivable, minus the Dilution Reserve.

“Adjusted Eligible Inventory” shall mean, on any date, Eligible Inventory minus Inventory Reserves.

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Agent.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person (a “Controlled Person”) shall be deemed to be “controlled by” another Person (a “Controlling Person”) if the Controlling Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of the Controlled Person whether by contract or otherwise; provided, however, that for purposes of determining Eligible Accounts Receivable, the term “Affiliate” with respect to any Group Member shall not include any portfolio company owned directly or indirectly in whole or part by the Sponsor Group, otherwise than through Holdco.

“Affiliate Subordination Agreement” shall mean an Affiliate Subordination Agreement in the form of Exhibit F pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Agent” shall have the meaning given such term in the preamble.

“Agreement” shall mean the Existing Credit Agreement, as amended and restated by this Amended Agreement, and as the same may be further amended from time to time.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (iii) the Adjusted LIBO Rate for a one month Interest Period in effect for such day plus 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change.

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“Amended Agreement” shall mean this Second Amended and Restated Credit Agreement dated as of June 19, 2013, as executed and delivered by the parties hereto.

“Applicable ABR Margin” shall mean a rate per annum determined in accordance with the Pricing Schedule.

“Applicable Eurodollar Margin” shall mean a rate per annum determined in accordance with the Pricing Schedule.

“Approved Fund” shall have the meaning given such term in Section 10.03.

“ARCA Effective Date” shall mean the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.09).

“Arrangers” shall mean JPMS and WFCF.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and consented to by each party whose consent is required by Section 10.03, substantially in the form of Exhibit C or in such form as is otherwise agreed by the Agent.

“Availability” means, at any time, an amount equal to (a) the lesser of the Total Revolving Credit Commitment and the Borrowing Base minus (b) the Total Revolving Commitment Usage.

“Available Inventory” at any date of determination shall be equal to the lesser of (i) an amount equal to 65% of Adjusted Eligible Inventory, less Rent Reserves or (ii) 85% of the product of (x) the Net Recovery Inventory Liquidation Rate in effect (based on the then most recent independent inventory appraisal) on such date of determination multiplied by (y) the aggregate amount of adjusted gross domestic Inventory of the Loan Parties as set forth in the most recent Borrowing Base Certificate.

“Available Receivables” at any date of determination shall be equal to 85% of Adjusted Eligible Accounts Receivable.

“Availability Period” shall mean the period from and including the ARCA Effective Date to but excluding the Termination Date.

“Banking Services” means each and any of the following bank services provided to (i) any Loan Party or (ii) Tower Europe or any Subsidiary of Tower Europe (in each case of this clause (ii), to the extent such Person is a Group Member) by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

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“Banking Services Obligations” means any and all obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Borrower” shall have the meaning given such term in the preamble to this Agreement.

“Borrower Notice” shall have the meaning given such term in Section 4.01(c)(vi).

“Borrowing” shall mean a Revolving Credit Borrowing or a Swing Line Borrowing, as the context may require.

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“Borrowing Base” shall mean, at the time of any determination, an amount equal to the sum, without duplication, of (A) Available Receivables, plus (B) Available Inventory, plus (C) the PP&E Component, less (D) Reserves (to the extent not reflected in (A), (B) or (C)). The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to Agent pursuant to Section 5.03. Standards of eligibility and reserves and advance rates of the Borrowing Base may be revised and adjusted from time to time by the Agent in its Permitted Discretion (provided that the Agent may not revise Borrowing Base standards if the effect thereof would be to increase the advance rates above the rates in effect on the ARCA Effective Date or to add new asset categories to the Borrowing Base without the consent of the requisite Lenders as set forth in Section 10.09), with any changes in such standards to be effective upon 3 Business Days after delivery of notice thereof to the Borrower; provided that the Agent may only establish or increase a reserve (other than Rent Reserves) after the ARCA Effective Date based on an event, condition or other circumstance arising after the ARCA Effective Date or based on facts not known to the Agent as of the ARCA Effective Date. The amount of any reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the reserve. Upon delivery of notice to Borrower, as provided above, the Agent shall be available to discuss the proposed reserve or increase, and Borrower and its Subsidiaries may take such action as may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.

“Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit D (with such changes therein as may be required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects by a Financial Officer of the Borrower, which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as (i) outlined in Schedule 1 to Exhibit D, (ii) as reasonably requested by the Agent, and (iii) as provided for in Section 5.03.

“Borrowing Request” shall mean a request by the Borrower for a Borrowing in accordance with Section 2.04 in the form of Exhibit L or in such other form as is approved by the Agent.

“Business” shall mean the business conducted by the Holdco Group as conducted immediately prior to the ARCA Effective Date.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits on the London interbank market.

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“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether (i) paid in cash and not theretofore accrued or (ii) accrued as liabilities during such period, and including that portion of any Capitalized Lease which is capitalized on the consolidated balance sheet of the Holdco Group) net of cash amounts received by the Holdco Group from other Persons during such period in reimbursement of Capital Expenditures made by the Holdco Group, excluding interest capitalized during construction, made by the Holdco Group during such period that, in conformity with GAAP, are required to be included in or reflected by the property, plant, equipment or similar fixed asset accounts reflected in the consolidated balance sheet of the Holdco Group (including equipment which is purchased simultaneously with the trade-in of existing equipment owned by the Holdco Group to the extent of the gross amount of such purchase price less the “trade-in” value or credit granted by the purchaser of the equipment being traded in at such time), but excluding expenditures made (A) in connection with the replacement or restoration of assets to the extent reimbursed or financed from (x) insurance proceeds paid on account of the loss of or the damage to the assets being replaced or restored or (y) awards of compensation arising from the taking by condemnation or eminent domain of such assets being replaced and (B) from the proceeds of an equity contribution made to a Group Member by a Person that is not a Group Member.

“Capitalized Lease” shall mean, as applied to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Collateralization” shall have the meaning given such term in Section 2.03(k).

“Casualty Event” shall mean any casualty or other insured damage to, or loss or destruction of, any property or assets included in the Borrowing Base, or any taking of any such property or assets under any power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property or assets in lieu of a condemnation or similar taking thereof, in each case to the extent that the fair market value of such property or assets exceeds $1,000,000 for any individual occurrence or series of related occurrences.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the ARCA Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the ARCA Effective Date or (c) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or Issuing Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the ARCA Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

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A “Change of Control” shall be deemed to have occurred if (a) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended) other than the Sponsor Group shall own directly or indirectly, beneficially or of record, Equity Interests representing (i) more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings and (ii) a greater percentage of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings then held, directly or indirectly, beneficially and of record, by the Sponsor Group; (b) a majority of the seats (other than vacant seats) on the board of directors of Holdings shall at any time be occupied by persons who are not Continuing Directors; (c) Holdings shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in Holdco free and clear of all Liens (other than Liens created by the Loan Documents, the Other Secured Documents or the documents governing any Indebtedness incurred pursuant to Section 6.03(p)(ii)) or (d) Holdco shall at any time fail to own directly or indirectly, beneficially and of record, 100% of each class of issued and outstanding Equity Interests in the Borrower free and clear of all Liens (other than Liens created by the Loan Documents, the Other Secured Documents or the documents governing any Indebtedness incurred pursuant to Section 6.03(p)(ii)).

“Closing Date” shall mean July 31, 2007.

“Co-Documentation Agents” shall mean Citibank, N.A. and Goldman Sachs Bank USA.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement” shall mean a collateral access agreement substantially the form of Exhibit K with such changes as are satisfactory to the Agent in its Permitted Discretion.

“Collection Account” shall have the meaning given such term in Section 5.11(b).

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“Commitment Acceptance” shall have the meaning given such term in Section 2.14

“Commitment Fee” shall have the meaning given such term in Section 2.21.

“Commitment Fee Rate” shall mean a rate per annum determined in accordance with the Pricing Schedule.

“Commitment Letter” shall mean that certain Commitment Letter dated May 30, 2013 among the Agent, JPMS, WFCF and the Borrower.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication:

(a)          provision for taxes based on income or profits for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(b)          Consolidated Interest Expense for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(c)          the amount of any expenses (or revenue offsets) attributable to accelerated payments on the accounts receivable of the Holdco Group, to the extent that such expenses (or revenue offsets) were deducted in computing such Consolidated Net Income; plus

(d)          depreciation, amortization (including amortization of intangibles), goodwill and other asset impairment charges and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; plus

(e)          the amount of any minority interest expense deducted in computing such Consolidated Net Income; plus

(f)          any non-cash compensation charge arising from any long-term management incentive plan or any grant of stock, stock options, restricted stock units or other equity-based awards, to the extent deducted in computing such Consolidated Net Income; plus

(g)          any expenses associated with the application of Statement of Financial Accounting Standards Nos. 87 and 106 in an aggregate amount not to exceed $15,000,000 in any consecutive twelve-month period; plus

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(h)          any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing such Consolidated Net Income; plus

(i)          any non-cash Statement of Financial Accounting Standards No. 52 income (or loss) related to the mark-to-market of Indebtedness denominated in a currency other than Dollars, to the extent deducted in computing such Consolidated Net Income; plus

(j)          any non-cash expenses arising from the implementation of purchase accounting, to the extent deducted in computing such Consolidated Net Income; minus

(k)          non-cash items increasing such Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, to the extent such accrual or reserve did not increase Consolidated EBITDA in a prior period; in each case determined on a consolidated basis in accordance with GAAP.

Notwithstanding the foregoing, the provision for taxes based on the income or profits of, the Consolidated Interest Expense of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent that a corresponding amount would be permitted, as of such determination date, to be dividended or distributed to a Loan Party by such Subsidiary (x) without direct or indirect restriction pursuant to the terms of its charter and all agreements and instruments applicable to such Subsidiary or its stockholders (other than (i) the Loan Documents, (ii) the L/C Facility Documents, (iii) the Other Secured Documents and (iv) the documents governing any Indebtedness incurred pursuant to Section 6.03(b)(ii) or Section 6.03(p)(ii); provided that any such restrictions imposed by the documents governing any such Indebtedness (other than the Loan Documents) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred as determined in good faith by a Financial Officer of Holdco) and (y) without prior governmental approval (that has not been obtained) and without direct or indirect restriction pursuant to any or Requirement of Law applicable to such Subsidiary.

“Consolidated Fixed Charges” shall mean, for any period, without duplication, the sum of (a) Consolidated Interest Expense for such period, exclusive of non-cash interest expense, (b) the aggregate amount of scheduled principal payments (whether or not made) during such period in respect of long term Indebtedness (including Capitalized Leases, but excluding the Loans) of the Holdco Group, (c) Capital Expenditures for such period (exclusive of Maintenance Capital Expenditures to the extent not exceeding $15,000,000 for the most recent period of four consecutive fiscal quarters for which financial statements are available) and (d) the aggregate amount of Taxes paid in cash by the Holdco Group during such period.

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“Consolidated Interest Expense” shall mean, for any period, the sum of (a) the interest expense (including imputed interest expense in respect of Capitalized Leases of the Holdco Group) for such period and all commissions, discounts and other fees and charges owed by the Holdco Group with respect to letters of credit and bankers’ acceptance financing, net of interest income, in each case determined on a consolidated basis in accordance with GAAP, plus (b) any interest accrued during such period in respect of Indebtedness of the Holdco Group that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdco or any Subsidiary with respect to interest rate Hedging Agreements.

“Consolidated Net Income” shall mean, the consolidated net income (loss) of the Holdco Group, determined in accordance with GAAP, excluding, however:

(a)          the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdco or any of its Subsidiaries,

(b)          the income (or deficit) of any Person (other than a Subsidiary) in which any Group Member has an ownership interest, except to the extent that any such income is actually received by such Group Member in the form of dividends or similar distributions,

(c)          the undistributed earnings of any Subsidiary, to the extent that the declaration or payment of dividends and other distributions by such Subsidiary to a Loan Party is not at the time permitted by the terms of any contractual obligation (other than (i) the Loan Documents, (ii) the L/C Facility Documents, (iii) the Other Secured Documents and (iv) the documents governing any Indebtedness incurred pursuant to Section 6.03(b)(ii) or Section 6.03(p)(ii); provided that any such prohibitions imposed by the documents governing any such Indebtedness (other than the Loan Documents) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred as determined in good faith by a Financial Officer of Holdco) or Requirement of Law applicable to such Subsidiary,

(d)          any gain or loss on sales of assets outside the ordinary course of business, and

(e)          any extraordinary or non-recurring gain, loss, expense or charge (including expenses in connection with the Transactions, restructuring charges, severance charges and similar one-time expenses), together with any related provision for taxes; provided that, other than charges constituting tender or redemption premiums paid by the Holdco Group to retire or redeem the Secured Notes, the aggregate amount of any such extraordinary or non-recurring cash charges shall not exceed $30,000,000 in any period of four consecutive fiscal quarters.

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“Consultants” shall have the meaning given such term in Section 6.08.

“Continuing Directors” shall mean, at any time, any member of the board of directors of Holdings who (a) was a member of such board of directors on the ARCA Effective Date or (b) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

“Default” shall mean any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swing Line Loans or (iii) pay over to any Lender Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s determination in its Permitted Discretion that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or the Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s determination in its Permitted Discretion that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has become the subject of a Bankruptcy Event.

“Departing Lender” shall have the meaning given such term in Section 2.29.

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“Deposit Account Control Agreement” shall mean a deposit account control agreement in the form specified in Exhibit H to the Security Agreement, or in such other form as is reasonably acceptable to the Agent.

“Dilution Factors” shall mean, without duplication, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and any other non-cash credits which are recorded to reduce accounts receivable in a manner consistent with current and historical accounting practices of the Business.

“Dilution Ratio” shall mean, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve (12) most recently ended fiscal months divided by (b) total gross sales of the Loan Parties for the twelve (12) most recently ended fiscal months.

“Dilution Reserve” shall mean, at any date, (i) the amount by which the Dilution Ratio exceeds 5% multiplied by (ii) the Eligible Accounts Receivable on such date.

“Dollars” and “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“DPW” shall have the meaning given such term in Section 10.05

“Eligible Accounts Receivable” shall mean, at the time of any determination thereof, each Account that satisfies the following criteria and continues to meet the same at the time of such determination: such Account (i) has been invoiced to, and represents the bona fide amounts due to a Loan Party from, the purchaser of goods or services, in each case originated in the ordinary course of business of such Loan Party and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (u) below. Without limiting the foregoing, to qualify as Eligible Accounts Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the applicable Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)), (ii) without duplication, the aggregate amount of all limits and deductions provided for in this definition and elsewhere in this Agreement, if any, and (iii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Unless otherwise approved from time to time in writing by the Agent, no Account shall be an Eligible Account Receivable if, without duplication:

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(a)          (i) the applicable Loan Party does not have sole lawful and absolute title to such Account or (ii) the goods sold with respect to such Account have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than the Loan Party has or has purported to have an ownership interest in such goods; or

(b)          (i) it is unpaid more than 120 days from the original date of invoice or 60 days (or 90 days in the case of Accounts with respect to which the Account Debtor is Ford Motor Company, General Motors, DaimlerChrysler, Daimler, Chrysler, Volkswagen, BMW Group, Hyundai, Kia, Honda, Toyota or Renault Nissan) from the original due date or (ii) it has been written off the books of the applicable Loan Party or has been otherwise designated on such books as uncollectible; or

(c)          more than 50% in face amount of all Accounts of the same Account Debtor are ineligible pursuant to clause (b) above; or

(d)          the Account Debtor is the subject of any bankruptcy case or insolvency proceeding of any kind (other than accounts of Delphi Corporation, Chrysler Corporation, Dana Corporation, General Motors Corporation, Ford Motor Company, Visteon Corporation or any Affiliate of any of the foregoing, provided that such Account Debtor is a debtor-in-possession under chapter 11 of the Bankruptcy Code, and only with respect to prepetition accounts and administrative expense claims, in each case that the Account Debtor is authorized by the Bankruptcy Code or order of the Bankruptcy Court to pay when due); or

(e)          (i) the Account is not payable in Dollars or (ii) the Account Debtor is either not organized under the laws of the United States of America, Canada, any state or province thereof, or the District of Columbia or is located outside or has its principal place of business or substantially all of its assets outside the United States or Canada, unless such Account is covered by a letter of credit or credit insurance acceptable to the Agent in its Permitted Discretion; or

(f)          the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless the applicable Loan Party duly assigns its rights to payment of such Account to the Agent pursuant to the Assignment of Claims Act of 1940, as amended, which assignment and related documents and filings shall be in form and substance reasonably satisfactory to the Agent; or

(g)          the Account is subject to any security deposit (to the extent received from the applicable Account Debtor), progress payment, retainage or other similar advance made by or for the benefit of the applicable Account Debtor, in each case to the extent thereof; or

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(h)          it is not subject to a valid and perfected first priority Lien in favor of the Agent for the benefit of the Secured Parties, subject to no other Liens other than Liens permitted by the Agreement; or

(i)          (i) such Account was invoiced in advance of goods or services provided, (ii) such Account was invoiced twice or more, or (iii) the associated income has not been earned; or

(j)          to the extent the Account is classified as a note receivable by the applicable Loan Party; or

(k)          the Account is a non-trade Account, or relates to payments for interest; or

(l)          the sale to the Account Debtor is on a bill-and-hold, guaranteed sale, sale-and-return, ship-and-return, sale on approval, extended terms, or consignment or other similar basis or made pursuant to any other agreement providing for repurchases or return of any merchandise which has been claimed to be defective or otherwise unsatisfactory; or

(m)          the goods giving rise to such Account have not been shipped and title has not been transferred to the Account Debtor, or the Account represents a progress-billing or otherwise does not represent a complete sale; for purposes hereof, “progress-billing” means any invoice for goods sold or leased or services rendered under a contract or agreement pursuant to which the Account Debtor’s obligation to pay such invoice is conditioned upon the applicable Loan Party’s completion of any further performance under the contract or agreement; or

(n)          it arises out of a sale made by the applicable Loan Party to an employee, officer, agent, director, Subsidiary or Affiliate of itself or any other Loan Party; or

(o)          such Account was not paid in full, and the applicable Loan Party created a new receivable for the unpaid portion of the Account, and other Accounts constituting chargebacks, debit memos and other adjustments for unauthorized deductions; or

(p)          the Account Debtor (i) has (other than in the case of a pre-petition right of set-off) or has asserted a right of set-off against the Loan Party (unless such Account Debtor has entered into a written agreement acceptable to the Agent in its Permitted Discretion to waive such set-off rights) or (ii) has disputed its liability (whether by chargeback or otherwise) or made any asserted or unasserted claim with respect to the Account or any other Account of any Loan Party which has not been resolved, in each case, without duplication, only to the extent of the amount of such actual or asserted right of set-off, or the amount of such dispute or claim, as the case may be, it being understood that the Accounts described in this paragraph (p) shall be updated on a monthly basis notwithstanding any obligation to deliver Borrowing Base Certificates on a weekly basis pursuant to Section 5.03(a); or

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(q)          the Account does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local; or

(r)          as to any Account, to the extent the applicable Loan Party has knowledge that a check, promissory note, draft, trade acceptance or other Instrument for the payment of money has been received, presented for payment and returned uncollected for any reason (other than bank error prior to the correction thereof); or

(s)          the Account is an extended terms account, which is due and payable more than 90 days from the original date of invoice; or

(t)          the Account is created on cash on delivery terms; or

(u)          the Account represents tooling receivables related to tooling for which an invoice has not been sent to the applicable customer or otherwise has not been approved and accepted by the applicable customer.

Notwithstanding the forgoing, all Accounts of any single Account Debtor and its Affiliates which, in the aggregate, exceed (i) 25% in respect of an Account Debtor whose securities are rated Investment Grade (other than Ford Motor Company, so long as Ford Motor Company’s securities are rated Investment Grade, in which case such percentage shall be 40%) or (ii) 10% in respect of all other Account Debtors (other than (A) Ford Motor Company (in all instances other than as provided in the parenthetical in clause (i) above), Toyota and Renault Nissan, in which cases such percentage shall be 35%, (B) General Motors, Visteon Corporation, DaimlerChrysler, Chrysler, Ohio Module Manufacturing Company and Honda, in which cases such percentage shall be 25% and (C) Systems Electro Coating, in which cases such percentage shall be 15%), of the total amount of all Eligible Accounts Receivable at the time of any determination shall be deemed not to be Eligible Accounts Receivable to the extent of such excess. In determining the aggregate amount from the same Account Debtor that is unpaid more than 120 days from the date of invoice or more than 60 days (or 90 days, as applicable) from the due date pursuant to clause (b), above there shall be excluded the amount of any net credit balances relating to Accounts due from an Account Debtor with invoice dates more than 120 days from the date of invoice or more than 60 days (or 90 days, as applicable) from the due date.

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“Eligible Assignee” shall mean (i) a commercial bank having total assets in excess of $1,000,000,000; (ii) a finance company, insurance company or other financial institution or fund, in each case reasonably acceptable to the Agent, which in the ordinary course of business extends credit of the type contemplated herein and has total assets in excess of $200,000,000 and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA; (iii) a Lender Affiliate of the assignor Lender; and (iv) any other financial institution satisfactory to the Agent.

“Eligible Inventory” shall mean, at the time of any determination thereof, without duplication, the Inventory Value of the Loan Parties at the time of such determination that is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (n) below. Without limiting the foregoing, to qualify as “Eligible Inventory” no Person other than a Loan Party shall have any direct or indirect ownership, interest (other than any liens of the type described in clauses (i) and (ii) of the definition of Permitted Liens) or title to such Inventory and no Person other than a Loan Party, shall be indicated on any purchase order or invoice with respect to such Inventory as having or purporting to have an interest therein. Unless otherwise from time to time approved in writing by the Agent, no Inventory shall be deemed Eligible Inventory if, without duplication:

(a)          the applicable Loan Party does not have good, valid and unencumbered title thereto (other than as a result of any liens of the type described in clauses (i) and (ii) of the definition of Permitted Liens); or

(b)          it is not located in the United States; or

(c)          it is not either (i) located on property owned by the applicable Loan Party, or (ii) located in a third party warehouse or at a third party processor (it being understood that the applicable Loan Party will provide its best estimate of the value of such Inventory to be agreed to by the Agent in its Permitted Discretion and reflected in the Borrowing Base Certificate) or in another location not owned by the applicable Loan Party, and either (A) is not covered by a Collateral Access Agreement, or (B) a Rent Reserve has not been taken with respect to such Inventory; or

(d)          it is goods returned or rejected due to quality issues by customers of the applicable Loan Party; or

(e)          it is operating supplies, packaging or shipping materials, cartons, repair parts, labels or miscellaneous spare parts and other such materials not considered used for sale in the ordinary course of business by the Agent in its Permitted Discretion from time to time; or

(f)          it is not subject to a valid and perfected first priority Lien in favor of the Agent; or

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(g)          it is consigned or at a customer location but still accounted for in the applicable Loan Party’s perpetual inventory balance, unless the applicable Loan Party has delivered to the Agent a Collateral Access Agreement with respect to such customer location acceptable to the Agent in its Permitted Discretion (an “Approved Customer Location”); or

(h)          it is Inventory in-transit; provided that up to 10% of Eligible Inventory may consist of Inventory that is in transit to a location leased or operated by the applicable Loan Party or an Approved Customer Location (it being understood that the applicable Loan Party will provide its best estimate of the value of such Inventory to be agreed to by the Agent in its Permitted Discretion and reflected in the Borrowing Base Certificate); or

(i)           it is seconds or thirds or it is obsolete or unmerchantable or is identified as overstock or excess by the applicable Loan Party, or does not otherwise conform to the representations and warranties contained in the Loan Documents applicable to Inventory subject to any materiality contained in such representations and warranties; or

(j)           it is Inventory used as a sample or prototype, displays or display items; or

(k)          any portion of Inventory Value thereof is attributable to intercompany profit among the Group Members; or

(l)           any Inventory that is damaged or marked for return to vendor; or

(m)         such Inventory does not meet all material applicable standards imposed by any Governmental Authority having regulatory authority over it.

“Eligible Machinery & Equipment” shall mean the machinery and equipment located in the United States owned by a Loan Party and meeting each of the following requirements:

(a)          such Loan Party has good title to such machinery and equipment;

(b)          such Loan Party has the right to subject such machinery and equipment to a Lien in favor of the Agent; such machinery and equipment is subject to a first priority perfected Lien in favor of the Agent and is free and clear of all other Liens of any nature whatsoever (except for Permitted Liens which do not have priority over the Lien in favor of the Agent);

(c)          the full purchase price, if any, for such machinery and equipment has been paid by such Loan Party;

(d)          such machinery and equipment is located on premises (i) owned by such Loan Party, which premises are subject to a first priority perfected Lien in favor of the Agent, or (ii) leased by such Loan Party where (x) the lessor has delivered to the Agent a Collateral Access Agreement or (y) a Reserve for rent, charges, and other amounts due or to become due with respect to such facility has been established by the Agent in its Permitted Discretion;

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(e)          such machinery and equipment is in working order (ordinary wear and tear excepted) and is used or held for use by such Loan Party in the ordinary course of business;

(f)          such machinery and equipment is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such equipment or which restricts the Agent's ability to take possession of, sell or otherwise dispose of such equipment;

(g)          such machinery and equipment does not constitute "fixtures" which are deemed to be part of the real property such machinery and equipment are affixed to, under the applicable laws of the jurisdiction in which such equipment is located (unless the related real property is Eligible Real Property); and

(h)          an appraisal report in respect of such machinery and equipment has been delivered to the Agent in form, scope and substance satisfactory to the Agent in its Permitted Discretion.

“Eligible Real Property” means the real property listed on Schedule 1.01(a) owned by a Loan Party (i) that is located in the United States of America and is acceptable to the Agent in its Permitted Discretion for inclusion in the Borrowing Base, (ii) in respect of which an appraisal report has been delivered to the Agent in form, scope and substance satisfactory to the Agent in its Permitted Discretion, (iii) in respect of which the Agent is satisfied that all actions necessary or desirable in order to create perfected first priority Lien on such real property have been taken, including the presentation or delivery of the Mortgage to a title insurance company for recording, provided that the title insurance company has issued its title insurance policy to the Agent pursuant to clause (v) below in a New York style closing, (iv) in respect of which a Phase I environmental review report has been completed and delivered to the Agent in form and substance satisfactory to the Agent in its Permitted Discretion and which does not indicate any pending, threatened or existing Environmental Liability, or non-compliance with any Environmental Law (except to the extent that Reserves for any such Environmental Liability deemed adequate by the Agent in its Permitted Discretion exist), (v) which is adequately protected by fully-paid valid title insurance with endorsements and in amounts acceptable to the Agent, insuring that the Agent, for the benefit of the Lenders, has a perfected first priority Lien on such real property, evidence of which shall have been provided in form and substance satisfactory to the Agent in its Permitted Discretion, and (vi) if required by the Agent: (A) an ALTA survey reasonably acceptable to the Agent and the title insurance company has been delivered for which all necessary fees have been paid and which is dated no more than 90 days prior to the date on which the applicable Mortgage is executed and delivered to a title insurance company for recording, certified to Agent and the issuer of the title insurance policy in a manner satisfactory to the Agent in its Permitted Discretion by a land surveyor duly registered and licensed in the state in which such Eligible Real Property is located and acceptable to the Agent in its Permitted Discretion; (B) in respect of which local counsel in states in which the Eligible Real Property is located have delivered a letter of opinion with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance satisfactory to the Agent in its Permitted Discretion; and (C) in respect of which such Loan Party shall have used its reasonable best efforts to obtain estoppel certificates executed by all tenants of such Eligible Real Property and such other consents, agreements and confirmations of lessors and third parties have been delivered as the Agent may deem necessary or desirable in its Permitted Discretion, together with evidence that all other actions that the Agent may deem necessary or desirable in order to create perfected first priority Liens on the property described in the Mortgages have been taken.

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“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating to the protection of the environment, preservation or reclamation of natural resources, the management, release or threatened release of any hazardous or toxic substances, wastes or pollutants or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Holdco or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” shall mean a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws or (ii) damages arising from or costs incurred by such Governmental Authority in response to a release or threatened release of a Hazardous Materials into the environment.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

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“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) with respect to any Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Loan Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (g) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) a determination that a Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (i) a determination that a Multiemployer Plan is, or is expected to be, in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA); or (j) the occurrence of a Foreign Plan Event.

“Eurocurrency Liabilities” shall have the meaning assigned thereto in Regulation D issued by the Board, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.

“Event of Default” shall have the meaning given such term in Article 7.

“Evidence of Flood Insurance” shall have the meaning given such term in Section 4.01(c)(vi).

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“Excluded Taxes” shall mean, with respect to the Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) income or franchise taxes imposed on (or measured by) its net income, profits or gains (however denominated) by the United States of America, or by a jurisdiction as a result of such recipient being organized in, or having its principal office located in, or in the case of any Lender having its applicable lending office located in or having any other present or former connection with, such jurisdiction (other than connections arising solely (without respect to any other connection) from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in or with which such Lender is organized, located or presently or formerly connected (other than as noted above), (c) any withholding tax that is imposed on amounts payable to or beneficially owned by any (x) Foreign Lender or (y) partner, member, beneficiary or settlor of any Lender (each person described in (x) or (y) a “Withholding Tax Payer”), in each case at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Withholding Tax Payer’s failure to comply with Section 2.17(e), except to the extent that such Withholding Tax Payer (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding tax pursuant to Section 2.17(a) and (d) any U.S. withholding tax that is imposed under FATCA.

“Existing Credit Agreement” means the Amended and Restated Revolving Credit and Guaranty Agreement, dated as of June 13, 2011, among Holdings, Holdco, Foreign Holdco, the Subsidiary Guarantors, the Issuing Lender, the Swing Line Lender, the other lenders party thereto and the Agent, as amended from time to time prior to the ARCA Effective Date.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the ARCA Effective Date (or any amended or successor version that is substantively comparable thereto), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

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“Fee Receiver” shall mean any Person that receives, or participates in, any payments of fees under Sections 2.21 or 2.22.

“Fees” shall collectively mean the fees referred to in Sections 2.20, 2.21 and 2.22.

“Financial Officer” of a Person shall mean the chief financial officer, controller, corporate controller, treasurer or corporate treasurer of such Person.

“Finished Goods” shall mean completed goods which require no additional processing or manufacturing, to be sold to customers by a Loan Party in the ordinary course of business.

“Fixed Charge Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) Consolidated Fixed Charges for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Flood Determination Form” shall have the meaning given such term in Section 4.01(c)(vi).

“Flood Laws” shall have the meaning given such term in Section 4.01(c)(vi).

“Foreign Holdco” shall have the meaning given such term in the preamble to this Agreement.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” shall mean any pension plan sponsored, maintained or contributed to by any Loan Party or any Subsidiary (or with respect to which any Loan Party or any Subsidiary has any liability) described in Section 4(b)(4) of ERISA that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law or in excess of the amount that would be permitted absent a waiver from applicable governmental authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by applicable governmental authority relating to the intention to terminate any such Foreign Plan or to appoint a trustee or similar official to administer any such Foreign Plan, or alleging the insolvency of any such Foreign Plan or (d) the incurrence by any Loan Party or any Subsidiary of any liability under applicable law on account of the complete or partial termination of such Foreign Plan or the complete or partial withdrawal of any participating employer therein.

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“Foreign Subsidiary” shall mean any Subsidiary that (i) is a “controlled foreign corporation” within the meaning of the Code or (ii) is a subsidiary of a Person described in (i).

“Funding Account” shall mean the deposit account(s) of the Borrower to which the Lenders are authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement, as set forth in a notice provided to the Agent.

“GAAP” shall mean generally accepted accounting principles applied in accordance with Section 1.03.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Group Member” shall mean Holdco or any Subsidiary.

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” shall mean Holdings, Holdco and each of the Subsidiary Guarantors.

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“Hazardous Materials” shall mean all radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Holdco Group, shall be a Hedging Agreement.

“Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Hedging Agreements, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Hedging Agreement transaction.

“Holdco” shall have the meaning given such term in the preamble to this Agreement.

“Holdco Group” shall mean Holdco and the Subsidiaries.

“Holdings” shall have the meaning given such term in the preamble to this Agreement.

“Increased Commitment Lender” shall have the meaning given such term in Section 2.14(c).

The “Incurrence Test” shall be met with respect to any incurrence of Indebtedness, increase in the Total Revolving Credit Commitment or other transaction if, and only if, on a Pro Forma Basis, the Total Net Leverage Ratio does not exceed 3.75 to 1.00 and the Interest Coverage Ratio is not less than 2.00 to 1.00.

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“Indebtedness” shall mean, at any time and with respect to any Person, (i) all indebtedness of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services (other than accounts payable for property, including inventory and services purchased, and expense accruals and deferred compensation items arising in the ordinary course of business), (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the ordinary course of business), (iv) the principal portion of all obligations of such Person under Capitalized Leases, (v) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, (vi) all obligations of such Person in respect of (x) currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign interest or exchange rates and (y) interest rate swap, cap or collar agreements and interest rate future or option contracts, in each case on a marked-to-market basis, (vii) all Indebtedness referred to in clauses (i) through (vi) above guaranteed directly or indirectly by such Person, (viii) all Indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; provided, however, such Indebtedness referred to in this clause (viii) shall be the lesser of the value of such property on which a Lien is attached or the amount of such Indebtedness and (ix) financings described in Section 6.06(e).

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Indemnitee” shall have the meaning given such term in Section 10.05(b).

“Initial Mortgaged Property” shall have the meaning given such term in Section 4.01(c).

“Insufficiency” shall mean, with respect to any Plan, its “amount of unfunded benefit liabilities” within the meaning of Section 4001(a)(18) of ERISA, if any.

“Intercreditor Agreement” shall mean that certain Amended and Restated Intercreditor Agreement, dated as of August 24, 2010, among JPMorgan Chase Bank, N.A., as representative with respect to the ABL credit facility, Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as representative with respect to the Secured Notes, and each of the other parties thereto, as supplemented by Joinder Agreement No. 1 dated as of April 23, 2013, joining Citibank, N.A., as representative with respect to the term facility.

“Interest Coverage Ratio” shall mean, on any date, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period, to (b) cash Consolidated Interest Expense (excluding amounts not paid or payable in cash, including, but not limited to, amortization of debt issuance costs and amortization of original issue discount) for the period of four consecutive fiscal quarters ended on or prior to such date, taken as one accounting period.

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“Interest Election Request” shall mean a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.06.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the first Business Day of each January, April, July and October and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, as to any Borrowing of Eurodollar Loans, the period commencing on the date of such Borrowing (including as a result of a conversion from ABR Loans) or on the last day of the preceding Interest Period applicable to such Borrowing and ending on the numerically corresponding day (or if there is no corresponding day, the last day) in the calendar month that is one, three, six or, if consented to by all of the Lenders, nine or twelve months thereafter, as the Borrower may elect in the related notice delivered pursuant to Sections 2.04 or 2.06; provided, however, that (i) if any Interest Period would end on a day which shall not be a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) no Interest Period shall end later than the Termination Date.

“Inventory” has the meaning set forth in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (and includes Finished Goods, Raw Materials and Work in Process).

“Inventory Reserves” shall mean reserves against Inventory equal to the sum of the following:

(a)          a reserve determined by the Agent in its Permitted Discretion for stale or slow-moving Inventory;

(b)          a revaluation reserve whereby favorable variances shall be deducted from Eligible Inventory and unfavorable variances shall not be added to Eligible Inventory;

(c)          a lower of cost or market value reserve for any differences between a Loan Party’s actual cost to produce versus its selling price to third parties; and

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(d)          any other reserve as deemed necessary by the Agent in its Permitted Discretion, from time to time with any such additional reserve to be effective upon the later of the date of the next succeeding Borrowing Base Certificate required to be delivered pursuant to Section 5.03 or 3 Business Days after delivery of notice thereof to the Borrower; provided that the Agent may only establish or increase such a reserve after the ARCA Effective Date based on an event, condition or other circumstance arising after the ARCA Effective Date or based on facts not known to the Agent as of the ARCA Effective Date. The amount of any reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the reserve. Upon delivery of notice to Borrower, as provided above, the Agent shall be available to discuss the proposed reserve or increase, and Borrower and its Subsidiaries may take such action a may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.

“Inventory Value” shall mean with respect to any Inventory of Loan Party at the time of any determination thereof, the standard cost carried on the perpetual records of such Loan Party stated on a basis consistent with its current and historical accounting practices, in Dollars, determined in accordance with the standard cost method of accounting less (i) any markup on Inventory from a Group Member and (ii) in the event variances under the standard cost method are expensed, a reserve shall be reasonably determined as appropriate in order to adjust the standard cost of Eligible Inventory to approximate actual cost.

“Investment Grade” shall mean a rating established by a third party rating agency, equivalent to ‘BBB-’ by S&P or ‘Baa3’ by Moody’s, or better.

“Investments” shall have the meaning given such term in Section 6.05.

“Issuing Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.03(j), or another Lender reasonably satisfactory to the Borrower and the Agent. The Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” shall mean JPMorgan Chase Bank, N.A.

“JPMS” shall mean J.P. Morgan Securities LLC.

“Joinder Agreement” shall have the meaning given such term in Section 5.13(a).

“Landlord Consent and Agreement” shall mean a landlord consent and agreement (with a consent by the landlord’s mortgagee, if applicable) substantially in the form of Exhibit J with such changes as are satisfactory to the Agent in its Permitted Discretion.

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“LC Disbursement” shall mean a payment made by the Issuing Lender pursuant to a Letter of Credit.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Revolving Credit Commitment Percentage of the LC Exposure at such time.

“L/C Facility Agreement” shall mean that certain Letter of Credit Facility Agreement, dated as of June 13, 2011, among the Borrower and JPMorgan Chase Bank, N.A., as administrative agent, issuing lender and L/C participant.

“L/C Facility Commitments” shall have the meaning given the term “Total Commitments” in the L/C Facility Agreement.

“L/C Facility Documents” shall have the meaning given the term “Transaction Documents” in the L/C Facility Agreement.

“Legal Reservations” shall mean:

(a)          the principle that equitable remedies may be granted or refused at the discretion of a court, the limitation of enforcement by laws relating to insolvency, reorganization and other laws generally affecting the rights of creditors;

(b)          the time barring of claims under the laws of any relevant jurisdiction, and defenses of setoff or counterclaim; and

(c)          any other qualifications as to matters of law (but not fact) in the legal opinions required to be delivered pursuant to the Loan Documents.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

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“Lender Party” shall mean the Agent, the Issuing Lender and the Swing Line Lender or any other Lender.

“Lenders” shall mean the Persons listed on Annex A and any other Person that shall have become a party hereto pursuant to Section 2.14 or an assignment in accordance with Section 10.03, other than any such Person that ceases to be a party hereto pursuant to an assignment in accordance with Section 10.03.

“Letter of Credit” shall mean (x) any irrevocable letter of credit issued pursuant to Section 2.03, which letter of credit shall be (i) an import documentary or a standby letter of credit, (ii) issued for purposes that are consistent with the provisions of this Agreement (including, without limitation, Section 3.08), (iii) denominated in Dollars and (iv) otherwise in such form as may be reasonably approved from time to time by the Agent and the applicable Issuing Lender and (y) each letter of credit listed on Schedule X hereto that is designated as a “Letter of Credit” by written notice from the Borrower to the Agent and JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder (each such designation, an “LC Designation”), within ten business days following the ARCA Effective Date; provided that no such LC Designation shall be effective unless, at the time such LC Designation is delivered, the conditions set forth in Section 4.02 of this Agreement shall be satisfied (assuming, for such purposes, that the designation of such letter of credit as a “Letter of Credit” were the issuance of a Letter of Credit).

“Letter of Credit Account” shall mean the account established by the Borrower under the sole and exclusive control of the Agent maintained at the office of the Agent at 270 Park Avenue, New York, New York 10017 designated as the “Tower Letter of Credit Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.22.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum equal to the British Bankers’ Association LIBOR Rate (“BBA LIBOR”) from LIBOR01 page, as published by Reuters (or any other commercially available source providing comparable publicly available quotations of BBA LIBOR as designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits of a size similar to the size of such Eurodollar Borrowing and with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the average (rounding upward, if necessary, to the next 1/100 of 1%) of the respective interest rates per annum at which deposits in Dollars of a size similar to the size of such Eurodollar Borrowing are offered for such Interest Period to major banks in the London interbank market by the principal London office of the Agent at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

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“Lien” shall mean (a) any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind whatsoever, (b) the interest of a vendor or a lessor under any conditional sale, capital lease or other title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity Trigger Period” shall mean (i) each period that begins on any day on which the Availability has been less than the Minimum Liquidity Amount on each of the two consecutive preceding days, and ends on the first day thereafter on which the Availability has been at least equal to the Minimum Liquidity Amount for 20 consecutive days and (ii) each period that begins when a Significant Event of Default occurs, and ends when no Significant Event of Default is continuing.

“Loans” shall mean, collectively, the Revolving Credit Loans and the Swing Line Loans.

“Loan Documents” shall mean this Agreement, the Security Documents and any notes issued pursuant to Section 2.10.

“Loan Parties” shall mean the Borrower and the Guarantors.

“Maintenance Capital Expenditures” shall mean Capital Expenditures made for the improvement, maintenance or renovation of assets which are capitalized in accordance with GAAP, but specifically excluding, without limitation, the expansion of existing facilities or the acquisition, development or construction of new property.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Holdco Group taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens taken as a whole, or (d) the rights of or benefits available to the Secured Parties thereunder.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of the Holdco Group in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “obligations” of Holdco or any Subsidiary thereof in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdco or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

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“Maturity Date” shall mean June 19, 2018.

“Minimum Availability Amount” shall mean, on any date, the greater of (a) the product of (i) the Total Revolving Credit Commitment on such date and (ii) 10% and (b) $12,500,000.

“Minimum Liquidity Amount” shall mean, on any date, the greater of (a) the product of (i) the Total Revolving Credit Commitment on such date and (ii) 12.5% and (b) $12,500,000.

“Minority Lenders” shall have the meaning given such term in Section 10.09(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Monitoring Trigger Amount” shall mean, on any date, the greater of (x) 15% of the Total Revolving Credit Commitments and (y) $22,500,000.

“Mortgages” shall mean each of the mortgages and deeds of trust made by any Loan Party in favor of, or for the benefit of, the Agent for the benefit of the Secured Parties substantially in the form of Exhibit G-1 or Exhibit G-2, as applicable (with such changes thereto as shall be reasonably requested by the Agent in view of the law of the jurisdiction in which such mortgage or deed of trust is to be recorded), as the same may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any disposition of assets, the proceeds thereof in the form of cash and Permitted Investments (including any such proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) selling expenses (including reasonable and customary broker’s fees or commissions, legal and other professional fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale, after taking into account any available tax credits or deductions related to such assets and any tax sharing arrangements related to such assets), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such disposition (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such disposition and which is required to be repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset); and (b) with respect to any Casualty Event, insurance proceeds, condemnation awards and similar payments, in each case, net of the principal amount, premium or penalty, if any, interest on and principal of any Indebtedness for borrowed money which is secured by the assets subject to such Casualty Event and which is required to be repaid with such insurance proceeds, condemnation awards or similar payments and all taxes and fees and out-of-pocket expenses paid by any Group Member to third parties (other than Affiliates) in connection with such Casualty Event.

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“Net Domestic Availability” shall mean the sum of (x) Availability plus (y) the aggregate amount of cash maintained by the Loan Parties in deposit accounts subject to Deposit Account Control Agreements.

“Net Global Availability” shall mean the sum of (x) Availability plus (y) the aggregate amount of unrestricted cash (other than any restriction on such cash imposed by (i) the Loan Documents, (ii) the L/C Facility Documents, (iii) the Other Secured Documents or (iv) the documents governing any Indebtedness incurred pursuant to Section 6.03(b)(ii) or Section 6.03(p)(ii); provided that any such restrictions imposed by the documents governing any such Indebtedness (other than the Loan Documents) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred as determined in good faith by a Financial Officer of Holdco) maintained by all Group Members in deposit accounts.

“Net Recovery Inventory Liquidation Rate” shall mean, at any time with respect to any domestic Inventory, the quotient (expressed as a percentage) of (i) the Net Recovery Liquidation Value of such Inventory divided by (ii) the gross inventory cost of such Inventory, determined on the basis of the then most recently conducted inventory appraisal performed by an independent inventory appraisal firm reasonably satisfactory to the Agent.

“Net Recovery Liquidation Value” shall mean, at any time, with respect to any Eligible Inventory or any Eligible Machinery & Equipment, the net orderly liquidation value of such Inventory or machinery and equipment, as the case may be, as then most recently determined, based on the then most recently conducted appraisal of such Inventory or machinery & equipment, as the case may be, performed by an independent appraisal firm reasonably satisfactory to the Agent.

“New Lender” shall have the meaning given such term in Section 2.29.

“New Mortgaged Property” shall have the meaning given such term in Section 4.01(c).

“NFIP” shall have the meaning given such term in Section 4.01(c)(vi).

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“Non-Increasing Lender” shall have the meaning given such term in Section 2.14(c).

“Non-Material Subsidiary” shall mean each Subsidiary set forth on Schedule 1.01(b) (as such schedule may be modified from time to time by the Borrower in its discretion by notice to the Agent); provided that the aggregate revenue of all Non-Material Subsidiaries shall at no time exceed 10% of the consolidated revenue of the Holdco Group for the most recent period of four consecutive fiscal quarters for which financial statements are available at the time of such determination.

“Obligations” shall mean all unpaid principal of and accrued and unpaid interest on (including interest accruing during the pendency of any bankruptcy, insolvency, receivership, or other similar proceeding, regardless of whether allowed or allowable in such proceeding) the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Agent, the Issuing Lender or any indemnified party arising under the Loan Documents.

“Other Secured Documents” shall mean the Term Facility Loan Documents and the Secured Notes Documents.

“Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Parent” shall mean, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” shall have the meaning given such term in Section 10.03(d).

“Participant Register” shall have the meaning given such term in Section 10.03(d)(iii).

“Patriot Act” shall mean the USA Patriot Act, Title III of Pub. L. 107-56, signed into law on October 26, 2001, as amended.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor agency or entity performing substantially the same functions.

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“Permitted Acquisition” shall mean the acquisition by Holdco or any Subsidiary of all or substantially all the assets of a Person or line of business of such Person, or all of the Equity Interests of a person (referred to herein as the “Acquired Entity”); provided that (i) the Acquired Entity shall be in a similar, ancillary or complementary line of business as that of the Holdco Group as conducted during the current and most recently concluded calendar year; (ii) at the time of such transaction (A) both before and after giving effect thereto, no Default shall have occurred and be continuing and (B) after giving effect to such transaction, Net Global Availability must be at least equal to the greater of (i) the product of (A) the Total Revolving Credit Commitment and (B) 15% and (ii) $20,000,000; (iii) Holdco and the Subsidiaries shall not incur or assume any Indebtedness in connection with such acquisition, except as permitted by Section 6.03; and (iv) the Loan Parties shall comply, and shall cause the Acquired Entity to comply, with the applicable provisions of Section 5.13 and the Security Documents. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Investments” shall mean:

(a)          direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within twelve months from the date of acquisition thereof;

(b)          investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least ‘A’ from S&P or ‘A2’ from Moody’s;

(c)          investments in certificates of deposit, banker’s acceptances and time deposits (including Eurodollar time deposits) maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with (i) any domestic office of the Agent or (ii) any domestic office of any other commercial bank of recognized standing organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)          investments in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (a) above entered into with any office of a bank or trust company meeting the qualifications specified in clause (c) above;

(e)          investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (e) above;

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(f)          in the case of a Foreign Subsidiary, investments similar to those described in clauses (a) through (e) in obligations of Persons located in (x) a jurisdiction in which such Foreign Subsidiary is organized or has operations, (y) The Netherlands or (z) Germany; and

(g)          to the extent owned on the ARCA Effective Date, investments by any Loan Party in the capital stock of any direct or indirect Subsidiary and by any Foreign Subsidiary in any other Foreign Subsidiary.

“Permitted Liens” shall mean: (i) Liens imposed by law (other than Environmental Liens and any Lien imposed under ERISA) for taxes, assessments or charges or levies of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP; (ii) Liens of landlords and Liens of carriers, warehousemen, suppliers, mechanics, materialmen and other Liens (other than Environmental Liens and any Lien imposed under ERISA) in existence on the ARCA Effective Date or thereafter imposed by law and created in the ordinary course of business; (iii) Liens (other than any Lien imposed under ERISA) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; (iv) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded) and interest of ground lessors, which do not interfere materially with the ordinary conduct of the business of the Holdco Group and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Holdco Group and any other Liens “insured over” by the applicable title insurance company; (v) letters of credit or deposits in the ordinary course to secure leases; (vi) extensions, renewals or replacements of any Lien referred to in paragraphs (i) through (v) above, provided that the principal amount of the obligation secured thereby is not increased and that any such extension, renewal or replacement is limited to the property originally encumbered thereby; (vii) Liens consisting of deposits with derivatives traders as may be required pursuant to the terms of the International Swaps and Derivatives Association, Inc.’s Master Agreement(s) executed in the ordinary course of business in connection with the Holdco Group’s commodity, foreign exchange and interest hedging programs in an aggregate amount not to exceed at any time $15,000,000; (viii) Liens on deposit accounts maintained with, or other property in the custody of, a depositary bank pursuant to its general business terms and in the ordinary course of business, and similar Liens on accounts of Foreign Subsidiaries organized under the laws of the Netherlands arising under clause 18 of the general terms and conditions of any member of the Dutch Bankers’ Association or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions; (ix) Liens in respect of judgments that would not result in an Event of Default under Section 7.01(l); (x) Liens consisting of leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of any Group Member and do not secure any Indebtedness; (xi) Liens consisting of pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations to (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to any Group Member; (xii) Liens consisting of customary transfer restrictions in joint venture agreements, stockholder agreements or other similar agreements applicable to joint ventures; (xiii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business; (xiv) Liens (A) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.05 to be applied against the purchase price for such Investment, and (B) consisting of an agreement to transfer any property in a disposition permitted under Section 6.06, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; (xv) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of any Group Member or any of its Subsidiaries in the ordinary course of business; (xvi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by any Group Member or its Subsidiaries in the ordinary course of business or Liens arising by operation of law under Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods; and (xvii) Liens deemed to exist in connection with investments in repurchase agreements permitted under Section 6.05, provided that such Liens do not extend to any assets other than those assets that are the subject of such repurchase agreements.

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“Permitted Refinancing Indebtedness” shall mean Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, renew or replace (collectively, to “Refinance”) existing Indebtedness (“Refinanced Indebtedness”); provided that (a) such Indebtedness is not greater than the principal amount of such Refinanced Indebtedness plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such refinancing, refunding, extension, renewal or replacement, (b) such refinancing, refunding, extending, renewing or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any Guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending, renewing or replacing Indebtedness and any Guarantees thereof remain so subordinated on terms no less favorable to the Lenders, (d) the obligors (or their successors in interest) in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending, renewing or replacing are the only obligors on such refinancing, refunding, extending, renewing or replacement Indebtedness and (e) the other terms and conditions of such refinancing, refunding, extending, renewing or replacing Indebtedness are market terms for Indebtedness of such type, as determined in good faith by a Financial Officer of the Borrower. For the avoidance of doubt, Permitted Refinancing Indebtedness shall include “Refinancing Notes” permitted under the Term Loan Facility Agreement.

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“Permitted Restrictions” shall mean:

(A)         any encumbrance or restriction pursuant to (i) applicable law, rule, regulation or order, (ii) any Loan Document, any L/C Facility Document, any Other Secured Document, or (iii) by the documents governing any Indebtedness incurred pursuant to Section 6.03(b)(ii) or Section 6.03(p)(ii); provided that any such restrictions or conditions imposed by the documents governing such Indebtedness (other than the Loan Documents) (I) are restrictions or conditions customary for Indebtedness of such type at the time such Indebtedness is incurred and (II) in the case of Permitted Refinancing Indebtedness, are not more restrictive than the restrictions and conditions contained in the applicable Refinanced Indebtedness, in the case of each of clauses (I) and (II) as determined in good faith by a Financial Officer of Holdco;

(B)         any encumbrance or restriction with respect to a Subsidiary of Holdco pursuant to an agreement relating to any Indebtedness incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by any Group Member (other than Indebtedness incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of Holdco or was otherwise acquired by any Group Member) and outstanding on such date;

(C)         any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness incurred pursuant to an agreement referred to in clause (B) above or this clause (C) or contained in any amendment to an agreement referred to in clause (B) above or this clause (C); provided, however, that the encumbrances and restrictions contained in any such refinancing agreement or amendment are no less favorable in any material respect to the Lenders than the encumbrances and restrictions contained in such predecessor agreements;

(D)         any encumbrance or restriction pursuant to an agreement with respect to Indebtedness incurred in reliance on clause (g) of Section 6.03;

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(E)         in the case of Section 6.07(b)(iv), any encumbrance or restriction that

(i)          restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any such lease, license or other contract; or

(ii)         is contained in mortgages, pledges and other security agreements securing Indebtedness of a Group Member to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements;

(F)         with respect to a Subsidiary of Holdco, any restriction imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Subsidiary pending the closing of such sale or disposition;

(G)         purchase money obligations for property acquired in the ordinary course of business and obligations under Capitalized Leases that impose restrictions on the property purchased or leased of the nature described in Section 6.07(b)(iv);

(H)         provisions with respect to the disposition or distribution of assets or property in or with respect to joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(I)         restrictions on cash or other deposits or net worth imposed by customers, lenders, suppliers or, in the ordinary course of business, other third parties;

(J)         with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness, or any agreement pursuant to which such Indebtedness was issued or any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof;

(K)         restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which any Group Member is a party entered into in the ordinary course of business; provided that such agreement prohibits the encumbrance of solely the property or assets of such Group Member that are the subject to such agreement, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of such Group Member or the assets or property of another Group Member; and

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(L)         any encumbrance or restriction of the type referred to in Section 6.07(b) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in any of clauses (A) through (K) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the board of directors of Holdco, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

“Permitted Subordinated Indebtedness” shall have the meaning given such term in Section 6.10(b).

“Person” shall mean any natural person, corporation, division of a corporation, partnership, limited liability company, trust, joint venture, association, company, estate, unincorporated organization or Governmental Authority or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Loan Party or any ERISA Affiliate is, or in the last six years has been, (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“PP&E Component” shall mean, at the time of any determination, the lesser of (i) the sum of (A) the product of (1) the sum of (a) the Net Recovery Liquidation Value of Eligible Machinery & Equipment, (b) the Net Recovery Liquidation Value of Additional Eligible Machinery & Equipment, and (2) 85% (such product subject to adjustment: (x) from time to time upon receipt of period valuation updates received from the Agent’s internal or third party asset valuation experts, or (y) concurrent with the sale or commitment to sell any assets constituting part of the PP&E Component) and (B) the product of (1) the sum of (a) the fair market value of Eligible Real Property and (b) the fair market value of Additional Eligible Real Property and (2) 75% (such product subject to adjustment: (x) from time to time upon receipt of periodic valuation updates received from the Agent’s internal or third party asset valuation experts, or (y) concurrent with the sale or commitment to sell any assets constituting part of the PP&E Component) minus (B) Reserves established by the Agent (including for Environmental Liability), and (ii) $60,000,000; provided the PP&E Component shall at no time account for more than 50.0% of the Borrowing Base.

“Pricing Schedule” means the schedule attached hereto and so denominated.

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“Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” shall mean, with respect to any calculation of any financial test in connection with any acquisition, incurrence of Indebtedness, increase in the Total Revolving Credit Commitment or other transaction, such financial test calculated on a pro forma basis after giving effect to the consummation of such transaction as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters most recently ended for which the financial statements are available.

“Raw Materials” shall mean items/materials used or consumed in the manufacturing of goods to be sold by a Loan Party in the ordinary course of business.

“Refunded Swing Line Loans” shall have the meaning given such term in Section 2.02(c).

“Refunding Date” shall have the meaning given such term in Section 2.02(d).

“Register” shall have the meaning given such term in Section 10.03(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Rent Reserve” shall mean, with respect to any plant, warehouse distribution center or other operating facility where any Inventory or machinery and equipment subject to Liens arising by operation of law is located (including landlords’ Liens), a reserve equal to one (1) month’s rent (or such longer period (not to exceed two (2) months’ rent) as the Agent may determine in its Permitted Discretion) at such plant, warehouse distribution center, or other operating facility.

“Reports” means reports prepared by the Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Borrower, after the Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agent.

“Required Lenders” shall mean, at any time, Lenders having Loans (excluding Swing Line Loans), LC Exposure, Swing Line Exposure and unused Revolving Credit Commitments representing at least a majority of the sum of all Loans outstanding (excluding Swing Line Loans), LC Exposure, Swing Line Exposure and the Unused Total Revolving Credit Commitment at such time (exclusive in each case of the Loans, LC Exposure(s), Swing Line Exposure(s) or unused Revolving Credit Commitments of Defaulting Lenders).

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“Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means Dilution Reserves, Inventory Reserves, Rent Reserves and any other reserves which the Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Secured Obligations, reserves for consignee's, warehousemen’s and bailee’s charges, reserves for Environmental Liability, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party; provided that the Agent may only establish or increase a reserve after the ARCA Effective Date based on an event, condition or other circumstance arising after the ARCA Effective Date or based on facts not known to the Agent as of the ARCA Effective Date. The amount of any reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter that is the basis for the reserve. Upon delivery of notice to Borrower, the Agent shall be available to discuss the proposed reserve or increase, and Borrower and its Subsidiaries may take such action as may be required so that the event, condition or matter that is the basis for such reserve or increase no longer exists in a manner and to the extent reasonably satisfactory to the Agent in the exercise of its Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agent to establish or change such reserve, unless the Agent shall have determined in its Permitted Discretion that the event, condition or other matter that is the basis for such new reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in any Group Member, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Equity Interests in any Group Member or any option, warrant or other right to acquire any such Equity Interests in any Group Member.

“Revolving Credit Borrowing” shall mean a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(a).

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“Revolving Credit Commitment” shall mean the commitment of each Lender to make Revolving Credit Loans hereunder and participate in Swing Line Loans and Letters of Credit in the amount set forth opposite its name in Annex A hereto or as may be subsequently set forth in the Register from time to time, as the case may be, and as may be reduced or increased from time to time pursuant to Sections 2.11, 2.12 and 2.14.

“Revolving Credit Commitment Percentage” shall mean, at any time, with respect to each Lender, the percentage obtained by dividing its Revolving Credit Commitment at such time by the Total Revolving Credit Commitment or, if the Revolving Credit Commitments have been terminated, the Revolving Credit Commitment Percentage of each Lender that existed immediately prior to such termination (adjusted to give effect to any subsequent assignments pursuant to Section 10.03).

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Credit Loans, Swing Line Exposure and LC Exposure at such time.

“Revolving Credit Loan” shall have the meaning set forth in Section 2.01(a).

“S&P” shall mean Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Secured Hedging Obligations” means all Hedging Obligations of (i) any Loan Party or (ii) Tower Europe or any Subsidiary of Tower Europe (in each case of this clause (ii,) to the extent such Person is a Group Member) owing to any Person who is the Agent, an Arranger or one or more Lenders or their respective Affiliates at the time the Hedging Agreement relating thereto was entered into; provided that at or prior to the time that any transaction relating to such Hedging Obligation is executed, the Lender party thereto (other than JPMCB) shall have delivered notice to the Agent that such a transaction has been entered into and that it constitutes a Secured Obligation entitled to the benefits of the Security Documents.

“Secured Notes Documents” shall mean, collectively, the Secured Notes Indenture and all documents granting or purporting to grant any security interests to secure the Secured Notes or to provide for any Guarantee thereof.

“Secured Notes Indenture” shall mean the Indenture dated as of August 24, 2010 among the Borrower and TA Holdings Finance, Inc., as issuers, the guarantors party thereto and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee and collateral agent relating to the 10.625% Senior Secured Notes due 2017.

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“Secured Notes” shall mean the notes issued under the Secured Notes Indenture.

“Secured Obligations” means all Obligations, together with all (i) Banking Services Obligations and (ii) Secured Hedging Obligations. Pursuant to the Security Documents, the net proceeds realized by the Agent from the disposition of Collateral will be applied first to the Obligations and second to the obligations described in clauses (i) and (ii) above.

“Secured Obligors” shall mean the Loan Parties.

“Secured Parties” shall mean, collectively, (a) the Lenders, (b) the Issuing Lender, (c) the Swing Line Lender, (d) the Agent, (e) each counterparty to each Secured Hedging Obligation described in clause (ii) of the definition of “Secured Obligations”, (f) each party providing Banking Services to any Borrower, (h) the beneficiaries of each indemnification obligation undertaken by any Loan Party under the Loan Documents and (i) any permitted successors, indorsees, transferees and assigns of each of the foregoing.

“Securities Account Control Agreement” shall mean a securities account control agreement in the form specified in Exhibit G to the Security Agreement, or in such other form as is reasonably acceptable to the Agent.

“Security Agreement” shall mean that certain Amended and Restated ABL Security Agreement, dated as of June 19, 2013, among the Borrower, the Guarantors party thereto and JPMorgan Chase Bank, N.A.

“Security Documents” shall mean, collectively, the Security Agreement, the Mortgages, the Account Control Agreements, the Intercreditor Agreement and any other documents granting a Lien upon the Collateral as security for payment of the Secured Obligations.

“Significant Event of Default” shall mean an Event of Default under Section 7.01(b), 7.01(c), 7.01(e), 7.01(f), 7.01(g), 7.01(h), 7.01(i) or 7.01(l).

“Single Employer Plan” shall mean a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (i) is maintained for employees of any Loan Party or an ERISA Affiliate or (ii) was so maintained and in respect of which any Loan Party could reasonably be expected to have liability under Title IV of ERISA in the event such Plan has been or were to be terminated.

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“Solvent” shall mean, with respect to any Person, at any date, that (a) the sum of such Person’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets, (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on such date, (c) such Person has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (d) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Disposition” means the dispositions specified on Schedule 6.06(j).

“Sponsor” shall mean Cerberus Capital Management, L.P.

“Sponsor Group” shall mean the Sponsor and funds and accounts Affiliated with the Sponsor.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” shall mean, with respect to any Person (in this definition referred to as the “parent”), any corporation, association or other business entity (whether now existing or hereafter organized) of which at least a majority of the securities or other ownership or membership interests having ordinary voting power for the election of directors is, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of Holdco.

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“Subsidiary Guarantors” shall mean each direct or indirect Domestic Subsidiary of Holdco in existence on the ARCA Effective Date (other than the Borrower) and each Person that becomes a Subsidiary Guarantor after the ARCA Effective Date pursuant to Section 5.13.

“Super-majority Lenders” shall have the meaning given such term in Section 10.09(b).

“Swing Line Borrowing” shall mean a borrowing of a Swing Line Loan pursuant to Section 2.04(b).

“Swing Line Commitment” shall mean the commitment of the Swing Line Lender to make Swing Line Loans hereunder in an aggregate principal amount at any one time outstanding not to exceed $25,000,000.

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount at such time of all outstanding Swing Line Loans. The Swing Line Exposure of any Lender at any time shall equal its Revolving Credit Commitment Percentage of the aggregate Swing Line Exposure at such time.

“Swing Line Lender” shall mean JPMorgan Chase Bank, N.A., in its capacity as provider of Swing Line Loans hereunder, and its successors in such capacity.

“Swing Line Loans” shall have the meaning given such term in Section 2.02.

“Swing Line Participation Amount” shall have the meaning given such term in Section 2.02(d).

“Syndication Agent” shall mean Wells Fargo Capital Finance, LLC.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Facility Agreement” shall mean that certain Term Loan and Guaranty Agreement, dated as of April 23, 2013, among the Borrower, the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as Agent (as defined therein).

“Term Loan Facility Documents” shall have the meaning given to the term “Loan Documents” in the Term Loan Facility Agreement.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date and (ii) the acceleration of the Loans and the termination of the Revolving Credit Commitments in accordance with the terms hereof.

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“Termination Event” shall mean (i) a “reportable event”, as such term is described in Section 4043(c) of ERISA (other than a “reportable event” as to which the 30-day notice is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043) or an event described in Section 4068 of ERISA and excluding events which would not be reasonably likely (as reasonably determined by the Agent) to have a Material Adverse Effect, (ii) the withdrawal by any Loan Party or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer,” as such term is defined in Section 4001(a)(2) of ERISA, for which any Loan Party or ERISA Affiliate incurs liability under Section 4064 of ERISA, or any Loan Party or ERISA Affiliate withdraws from a Multiemployer Plan for which such Loan Party or ERISA Affiliate incurs Withdrawal Liability, (iii) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA, (iv) providing notice of intent to terminate a Plan pursuant to Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, if such amendment requires the provision of security, (v) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, (vi) any other event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the imposition of any liability under Title IV of ERISA (other than for the payment of premiums to the PBGC in the ordinary course) or (vii) a Foreign Plan Event described in clauses (c) or (d) of the definition of such term.

“Total Net Debt” shall mean, at any time, the sum of (a) the aggregate amount of Indebtedness that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time (other than any Indebtedness of the type described in clause (vi) of the definition of “Indebtedness”) minus (b) the lesser of (i) the aggregate amount of Unrestricted Cash that would be reflected on a consolidated balance sheet of the Holdco Group prepared in accordance with GAAP at such time and (ii) $100,000,000.

“Total Net Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date, taken as one accounting period.

“Total Revolving Credit Commitment” shall mean, any time, the sum of the Revolving Credit Commitments at such time. The Total Revolving Credit Commitment as of the ARCA Effective Date is $150,000,000.

“Total Revolving Credit Commitment Usage” shall mean, at any time, the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate LC Exposure at such time.

“Tower Europe” means Tower Automotive Holdings Europe B.V.

“Transactions” shall mean the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

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“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document.

“Unrestricted Cash” shall mean all cash and Permitted Investments of the Holdco Group that are not subject to any Liens or other restrictions on disposition except pursuant to (i) the Loan Documents, (ii) the L/C Facility Documents, (iii) the Other Secured Documents or (iv) the documents governing any Indebtedness incurred pursuant to Section 6.03(b)(ii) or Section 6.03(p)(ii); provided that any such restrictions imposed by the documents governing any such Indebtedness (other than the Loan Documents) are prohibitions customarily contained in such type of Indebtedness at the time such Indebtedness is incurred as determined in good faith by a Financial Officer of Holdco.

“Unused Total Revolving Credit Commitment” shall mean, at any time, (i) the Total Revolving Credit Commitment less (ii) the Total Revolving Credit Commitment Usage.

“WFCF” shall mean Wells Fargo Capital Finance, LLC.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall have the meaning given such term in Section 2.17.

“Work-in-Process” shall mean Inventory which consists of work-in-process including without limitation materials other than Raw Materials, Finished Goods or saleable products, title to which and sole ownership of which is vested in a Loan Party.

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Section 1.02. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Annexes, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.03. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the ARCA Effective Date in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall been withdrawn or such provision amended in accordance herewith.

Article 2
Amount and Terms of Credit

Section 2.01. Revolving Credit Commitments.

(a)          Each Lender severally agrees, upon the terms and subject to the conditions herein set forth, to make revolving credit loans (each a “Revolving Credit Loan” and collectively, the “Revolving Credit Loans”) to the Borrower at any time and from time to time during the Availability Period in an aggregate principal amount not to exceed, when added to the sum of such Lender’s LC Exposure and Swing Line Exposure, the Revolving Credit Commitment of such Lender, which Revolving Credit Loans may be repaid and reborrowed in accordance with the provisions of this Agreement. At no time shall the Total Revolving Credit Commitment Usage exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base.

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(b)          Each Revolving Credit Borrowing shall be made by the Lenders pro rata in accordance with their respective Revolving Credit Commitments; provided, however, that the failure of any Lender to make any Revolving Credit Loan shall not in itself relieve the other Lenders of their obligations to lend.

(c)          Each Revolving Credit Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(d)          At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is in an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire Unused Revolving Credit Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(f). Borrowings of more than one Type may be outstanding at the same time; provided that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time.

(e)          Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Revolving Credit Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.02. Swing Line Commitment. (a). Subject to the terms and conditions hereof, the Swing Line Lender agrees that, during the Availability Period, it will make available to the Borrower in the form of swing line loans funded and repayable solely in Dollars (“Swing Line Loans”) a portion of the credit otherwise available to the Borrower under the Revolving Credit Commitments; provided that (i) the aggregate principal amount of Swing Line Loans outstanding at any time shall not exceed the Swing Line Commitment then in effect (notwithstanding that the Swing Line Loans outstanding at any time, when aggregated with the Swing Line Lender’s other outstanding Revolving Credit Loans hereunder, may exceed the Swing Line Commitment then in effect or the Swing Line Lender’s Revolving Credit Commitment then in effect) and (ii) the Borrower shall not request, and the Swing Line Lender shall not make, any Swing Line Loan if, after giving effect to the making of such Swing Line Loan, the Availability would be less than zero. During the Availability Period, the Borrower may use the Swing Line Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Each Borrowing of Swing Line Loans shall be comprised entirely of ABR Loans.

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(b)          At the time that each Swing Line Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000; provided that a Swing Line Borrowing may be in an aggregate amount that is equal to the entire Unused Total Revolving Credit Commitment.

(c)          The Swing Line Lender, at any time and from time to time in its sole and absolute discretion may, and in any event within five Business Days following the date of the making of any Swing Line Loan shall, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender so to act on its behalf), on one Business Day’s notice given by the Swing Line Lender no later than 12:00 noon, New York City time, request each Lender to make, and each Lender hereby agrees to make, a Revolving Credit Loan (which shall initially be an ABR Loan), in an amount equal to such Lender’s Revolving Credit Percentage of the aggregate amount of the Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date of such notice, to repay the Swing Line Lender. Each Lender shall make the amount of such Revolving Credit Loan available to the Agent in immediately available funds, not later than 10:00 A.M., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Credit Loans shall be made immediately available by the Agent to the Swing Line Lender for application by the Swing Line Lender to the repayment of the Refunded Swing Line Loans.

(d)          If prior to the time a Revolving Credit Loan would have otherwise been made pursuant to Section 2.02(c), one of the events described in Section 7.01(e) or (f) shall have occurred and be continuing with respect to any Loan Party, or if for any other reason, as determined by the Swing Line Lender in its sole discretion, Revolving Credit Loans may not be made as contemplated by Section 2.02(c), each Revolving Credit Lender shall, on the date such Revolving Credit Loan was to have been made pursuant to the notice referred to in Section 2.02(c) (the “Refunding Date”), purchase for cash an undivided participating interest in the then outstanding Swing Line Loans by paying to the Swing Line Lender an amount (the “Swing Line Participation Amount”) equal to (i) such Revolving Credit Lender’s Revolving Credit Commitment Percentage times (ii) the aggregate principal amount of Swing Line Loans then outstanding which were to have been repaid with such Revolving Credit Loans. The Loan Parties irrevocably authorize the Swing Line Lender to charge their accounts with the Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swing Line Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full such Refunded Swing Line Loans.

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(e)          Whenever, at any time after the Swing Line Lender has received from any Revolving Credit Lender such Lender’s Swing Line Participation Amount, the Swing Line Lender receives any payment on account of the Swing Line Loans, the Swing Line Lender will distribute to such Lender its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swing Line Loans then due); provided, however, that in the event that such payment received by the Swing Line Lender is required to be returned, such Revolving Credit Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(f)          Each Revolving Credit Lender’s obligation to make the Loans referred to in Section 2.02(c) and to purchase participating interests pursuant to Section 2.02(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or any Loan Party may have against the Swing Line Lender, an other Loan Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 4, (iii) a reduction or termination of the Revolving Credit Commitments, (iv) any adverse change in the condition (financial or otherwise) of any Loan Party, (v) any breach of this Agreement or any other Loan Document by any Loan Party or any other Revolving Credit Lender, or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.03. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Agent and the Issuing Lender, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Lender relating to any Letter of Credit, the terms and conditions of this Agreement shall control. At no time shall a Letter of Credit be issued if the LC Exposure (inclusive of the amount of such proposed Letter of Credit) would exceed $50,000,000 or the Total Revolving Credit Commitment Usage would exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base.

(b)          [Reserved.]

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(c)          Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the amount of such Letter of Credit (which shall be denominated in Dollars), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, the Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension the LC Exposure shall not exceed $50,000,000. No Issuing Lender (other than the Agent or an Affiliate thereof) shall permit any such issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement.

(d)          Expiration Date. Each Letter of Credit shall expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Termination Date; provided that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (y) above).

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(e)          Participations.

(i)          Each Issuing Lender irrevocably agrees to grant and hereby grants to each Lender, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such Lender’s own account and risk, an undivided interest equal to such Lender’s Revolving Credit Percentage in each Issuing Lender’s obligations and rights under each Letter of Credit issued by such Issuing Lender hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each Lender unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Lender shall pay to the Agent for the account of such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein (and thereafter the Agent shall promptly pay to such Issuing Lender) an amount equal to such Lender’s Revolving Credit Percentage of the amount of such draft, or any part thereof, that is not so reimbursed. Each Lender’s obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Lender, the applicable Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 4, (C) any adverse change in the condition (financial or otherwise) of any Borrower, (D) any breach of this Agreement or any other Loan Document by any Borrower, any other Loan Party or any other Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(ii)         If any amount required to be paid by any Lender to an Issuing Lender pursuant to Section 2.03(e)(i) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit is paid to such Issuing Lender within three Business Days after the date such payment is due, the Issuing Lender shall so notify the Agent, who shall promptly notify the Lenders and each such Lender shall pay to the Agent, for the account of the Issuing Lender on demand (and thereafter the Agent shall promptly pay to the Issuing Lender) an amount equal to the product of (A) such amount, times (B) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such Issuing Lender, times (C) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any Lender pursuant to Section 2.03(e)(i) is not made available to the Agent, for the account of such Issuing Lender, by such Lender within three Business Days after the date such payment is due, the Agent, on behalf of such Issuing Lender shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to ABR Loans. A certificate of the Agent on behalf of such Issuing Lender submitted to any Lender with respect to any such amounts owing under this Section shall be conclusive in the absence of manifest error.

(iii)        Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from the Agent any Lender’s pro rata share of such payment in accordance with Section 2.03(e)(i), such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the applicable Borrower or otherwise, including proceeds of collateral applied thereto by such Issuing Lender), or any payment of interest on account thereof, such Issuing Lender will distribute to the Agent for the account of such Lender (and thereafter, the Agent will promptly distribute to such Lender) its pro rata share thereof; provided, however, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such Lender shall return to the Agent for the account of such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

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(f)          Reimbursement Obligations of the Borrower. If the Issuing Lender shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.04(a) that such payment be financed with an ABR Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing. If the Borrower fails to make such payment when due, the Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Revolving Credit Commitment Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Agent its Revolving Credit Commitment Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Revolving Credit Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to the Issuing Lender the amounts so received by it from the Lenders. Promptly following receipt by the Agent of any payment from the Borrower pursuant to this paragraph, the Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Lender for any LC Disbursement (other than the funding of ABR Loans as contemplated above) shall not constitute a Revolving Credit Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

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(g)          Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Agent, the Lenders nor the Issuing Lender, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the gross negligence, bad faith or willful misconduct of the Issuing Lender (as finally determined by a court of competent jurisdiction). In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h)          Disbursement Procedures. The Issuing Lender shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Lender shall promptly notify the Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Lender has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Lender and the Lenders with respect to any such LC Disbursement.

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(i)          Interim Interest. If the Issuing Lender shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.08 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Lender, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (f) of this Section to reimburse the Issuing Lender shall be for the account of such Lender to the extent of such payment.

(j)          Replacement of the Issuing Lender. The Issuing Lender may be replaced at any time by written agreement among the Borrower, the Agent, the replaced Issuing Lender and the successor Issuing Lender. The Agent shall notify the Lenders of any such replacement of the Issuing Lender. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Lender pursuant to Section 2.21. From and after the effective date of any such replacement, (i) the successor Issuing Lender shall have all the rights and obligations of the Issuing Lender under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Lender” shall be deemed to refer to such successor or to any previous Issuing Lender, or to such successor and all previous Issuing Lenders, as the context shall require. After the replacement of an Issuing Lender hereunder, the replaced Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k)          Replacement of Letters of Credit; Cash Collateralization. Upon or prior to the occurrence of the Termination Date the Borrower shall (i) cause all Letters of Credit which expire after the Termination Date to be returned to the Issuing Lender undrawn and marked “cancelled” or (ii) if the Borrower is unable to do so in whole or in part either (x) provide one or more “back-to-back” letters of credit to one or more Issuing Lenders in a form reasonably satisfactory to each such Issuing Lender that is a beneficiary of such “back-to-back” letter of credit and the Agent, issued by a bank reasonably satisfactory to each such Issuing Lender and the Agent, and/or (y) deposit cash in the Letter of Credit Account, the sum of (x) and (y) of the foregoing sentence to be in an aggregate amount equal to 105% of the then undrawn stated amount of all LC Exposure (less the amount, if any, then on deposit in the Letter of Credit Account) as collateral security for the Borrower’s reimbursement obligations in connection therewith, such cash to be remitted to the Borrower upon the expiration, cancellation or other termination or satisfaction of such reimbursement obligations and the Obligations hereunder and under the other Loan Documents (“Cash Collateralization”). The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Letter of Credit Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent (in accordance with its usual and customary practices for investments of this type) and at the Borrower’s risk and reasonable expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Funds in the Letter of Credit Account shall be applied by the Agent to reimburse the Issuing Lender for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. Funds in the Letter of Credit Account shall be returned to the Borrower at such time as the LC Exposure is $0 and no Default shall exist.

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(l)          Issuing Lender Agreements. Unless otherwise requested by the Agent, each Issuing Lender shall report in writing to the Agent (i) on the first Business Day of each week, the daily activity (set forth by day) in respect of Letters of Credit during the immediately preceding week, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) on or prior to each Business Day on which such Issuing Lender expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed, or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Lender shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Lender makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Lender on such day, the date of such failure, the Borrower and the amount and currency of such LC Disbursement and (v) on any other Business Day, such other information as the Agent shall reasonably request.

Section 2.04. Requests for Borrowings.

(a)          Revolving Credit Loans. Unless otherwise agreed to by the Agent in connection with making the initial Revolving Credit Loans, to request a Borrowing of Revolving Credit Loans, the Borrower shall notify the Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.03(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic request for a Borrowing shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 10.01(b), electronic transmission to the Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01(a):

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(i)          the aggregate amount of the requested Borrowing;

(ii)         the date of such Borrowing, which shall be a Business Day;

(iii)        whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.04(a), the Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Credit Loan to be made as part of the requested Borrowing.

(b)          Swing Line Loans. To request a Borrowing of Swing Line Loans, the Borrower shall notify the Agent of such request by telephone not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 10.01(b), electronic transmission to the Agent of a written Borrowing Request in a form approved by the Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02(a):

(i)          the aggregate amount of the requested Borrowing; and

(ii)         the date of such Borrowing, which shall be a Business Day.

Section 2.05. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., New York City time, to the account of the Agent most recently designated by it for such purpose by notice to the Lenders. The Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account(s); provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.03(f) shall be remitted by the Agent to the Issuing Lender; provided, further, that ABR Loans made to finance Refunded Swing Line Loans as provided in Section 2.02(c) shall be remitted by the Agent to the Swing Line Lender.

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(b)          Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (i) in the case of such Lender, a rate determined by the Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.06. Interest Elections. (a) Each Borrowing of Revolving Credit Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowings to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Revolving Credit Loans comprising such Borrowing.

(b)          To make an Interest Election Request pursuant to this Section, the Borrower shall notify the Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.04(a) if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or, subject to Section 10.01(b), electronic transmission to the Agent of a written Interest Election Request in a form approved by the Agent in its reasonable discretion and signed by the Borrower.

(c)          Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.01:

(i)          the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

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(ii)         the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)        whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)        if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)          Promptly following receipt of an Interest Election Request, the Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)          If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.07. Interest on Loans.

(a)          Subject to the provisions of Section 2.08, each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days or, when the Alternate Base Rate is based on the Prime Rate, a year with 365 days or 366 days in a leap year) at a rate per annum equal to the Alternate Base Rate plus the Applicable ABR Margin.

(b)          Subject to the provisions of Section 2.08, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the Adjusted LIBO Rate for such Interest Period in effect for such Borrowing plus the Applicable Eurodollar Margin.

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(c)          Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date and after the Termination Date, on demand and (with respect to Eurodollar Loans) upon any repayment or prepayment thereof (on the amount prepaid).

Section 2.08. Default Interest. If the Borrower shall default in the payment of the principal of or interest on any Loan or in the payment of any other amount becoming due hereunder (including, without limitation, the reimbursement pursuant to Section 2.03(f) of any LC Disbursements), whether at stated maturity, by acceleration or otherwise, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed over a year of 360 days or when the Alternate Base Rate is applicable and is based on the Prime Rate, a year with 365 days or 366 days in a leap year) equal to (x) in the case of overdue principal of any Loan, at the rate then applicable to such Loan plus 2.0% and (y) in the case of all other amounts, the rate applicable to ABR Loans plus 2.0%.

Section 2.09. Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower absent manifest error) that reasonable means do not exist for ascertaining the applicable Adjusted LIBO Rate, the Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Borrower and the Lenders, and any request by the Borrower for a Borrowing of Eurodollar Loans (including pursuant to a refinancing with Eurodollar Loans) pursuant to Section 2.04 shall be deemed a request for a Borrowing of ABR Loans. After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Borrowing of Eurodollar Loans shall be deemed to be a request for a Borrowing of ABR Loans.

Section 2.10. Repayment of Loans; Evidence of Debt.

(a)          The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

(b)          Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.03) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

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Section 2.11. Optional Termination or Reduction of Commitment. Upon at least one Business Day’s prior notice to the Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Unused Total Revolving Credit Commitment. Each such reduction of the Revolving Credit Commitments shall be in the principal amount of $1,000,000 or any integral multiple thereof. Simultaneously with each reduction or termination of the Unused Total Revolving Credit Commitment, the Borrower shall pay to the Agent for the account of each Lender, the Commitment Fee accrued and unpaid on the amount of the Unused Total Revolving Credit Commitment of such Lender so terminated or reduced through the date thereof. Any reduction of the Unused Total Revolving Credit Commitment pursuant to this Section shall be applied pro rata to reduce the Revolving Credit Commitment of each Lender.

Section 2.12. Mandatory Prepayment.

(a)          If at any time the aggregate principal amount of the outstanding Loans plus the LC Exposure exceeds the lesser of (x) the Total Revolving Credit Commitment and (y) the Borrowing Base, the Borrower will within one Business Day (i) prepay the Loans (without any corresponding reduction in the Total Revolving Credit Commitment) in an amount necessary to cause the aggregate principal amount of the outstanding Loans plus the LC Exposure to be equal to or less than the Total Revolving Credit Commitment and/or the Borrowing Base, as the case may be, and (ii) if, after giving effect to the prepayment in full of the Loans, the LC Exposure in excess of the amount of Cash Collateralization held in the Letter of Credit Account exceeds the Total Revolving Credit Commitment and/or the Borrowing Base, as the case may be, deposit into the Letter of Credit Account an amount equal to 105% of the amount by which the aggregate LC Exposure in excess of the amount of Cash Collateralization held in the Letter of Credit Account so exceeds the Total Revolving Credit Commitment or Borrowing Base, as the case may be.

(b)          Unless each of the conditions specified in Section 4.02 are then satisfied, no later than the fifth Business Day following the receipt of Net Cash Proceeds with respect to (i) any disposition of assets included in the Borrowing Base pursuant to Section 6.06(k) or 6.06(l) or (ii) any Casualty Event, the Borrower shall deposit such Net Cash Proceeds into the Collection Account, which amounts shall be used to prepay outstanding Loans (without any corresponding reduction in the Total Revolving Credit Commitment) as described in Section 2.12(c).

(c)          On each Business Day, all amounts contained in the Collection Account shall be applied by the Agent to prepay outstanding Loans (without any corresponding reduction in the Total Revolving Credit Commitment); provided that if an Event of Default has occurred and is continuing, the Agent may, in its Permitted Discretion, use all or any portion of such amounts to increase the amount of Cash Collateralization held in the Letter of Credit Account (until the amount of such Cash Collateralization equals 105% of the LC Exposure).

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Section 2.13. Optional Prepayment of Loans.

(a)          The Borrower shall have the right at any time and from time to time to prepay the Loans, in whole or in part, (x) with respect to Eurodollar Loans, upon notice received by 1:00 p.m. New York City time three Business Days’ prior to the proposed date of prepayment and (y) with respect to ABR Loans on the same Business Day upon notice by 12:00 noon New York City time on the proposed date of prepayment; provided, however, that (i) each such partial prepayment shall be in multiples of $500,000, and (ii) any prepayment of Eurodollar Loans pursuant to this Section 2.13(a) other than on the last day of an Interest Period applicable thereto shall be subject to payment of the amounts described in Section 2.16.

(b)          Each prepayment of Revolving Credit Loans pursuant to Section 2.13(a) shall be applied ratably to the Revolving Credit Loans of the several Lenders.

(c)          Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the Borrower to prepay the Loans by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from the Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

Section 2.14. Increase in Commitments. (a) At any time, the Borrower may, if it so elects, increase the amount of the Total Revolving Credit Commitment (each such increase to be in an aggregate amount of not less than $25,000,000), either by designating a financial institution or institutions (or other Person) not theretofore Lenders to become Lenders (such designation to be effective only if each such financial institution (or other Person) accepts a Commitment of not less than $5,000,000) or by agreeing with an existing Lender or Lenders that such Lender’s or Lenders’ Revolving Credit Commitments shall be increased. Upon execution and delivery by the Borrower and such Lender or Lenders or other financial institution or institutions (or other Person) of an instrument (a “Commitment Acceptance”) substantially in the form of Exhibit E hereto, with such written consents of the Issuing Lender, the Swing Line Lender and the Agent as would be required in the case of an assignment of a Revolving Credit Commitment to such Person, such existing Lender or Lenders shall have additional Revolving Credit Commitments as therein set forth or such other financial institution or institutions (or other Person) shall become Lenders with Revolving Credit Commitments as therein set forth and with all the rights and obligations of Lenders with such Revolving Credit Commitments hereunder; provided that:

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(i)          the Borrower shall have delivered to the Agent a copy of the Commitment Acceptance (a copy of which the Agent shall promptly deliver to each Lender);

(ii)         before and after giving effect to such increase, the representations and warranties of the Loan Parties contained in Article 3 of this Agreement shall be true in all material respects;

(iii)        at the time of such increase, no Default shall have occurred and be continuing or would result from such increase;

(iv)        after giving effect to such increase (assuming for such purpose that Revolving Credit Loans in the full amount of the Total Revolving Credit Commitment were outstanding), the Incurrence Test would be met;

(v)         after giving effect to such increase, the Total Revolving Credit Commitment shall not exceed, by more than $50,000,000, the Total Revolving Credit Commitment in effect on the ARCA Effective Date minus any decreases in the Total Revolving Credit Commitment made pursuant to Section 2.11 or Section 2.12; and

(vi)        the Agent shall have received such evidence (including an opinion of counsel for the Loan Parties) as it may reasonably request to confirm the due authorization of the transactions contemplated by this Section and the validity and enforceability of the obligations of the Loan Parties resulting therefrom.

(b)          On the date of any such increase, the Borrower shall be deemed to have represented to the Agent and the Lenders that the conditions set forth in clauses (i) through (vi) above have been satisfied.

(c)          Upon any increase in the amount of the Total Revolving Credit Commitment pursuant to Section 2.14(a):

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(i)          the Borrower shall (A) at the end of the current Interest Period, in the case of any Eurodollar Loans then outstanding and (B) within five Business Days, in the case of any ABR Loans outstanding, prepay or repay each such Loans then outstanding in its entirety and, to the extent the Borrower elects to do so and subject to the conditions specified in Section 4.02, the Borrower shall reborrow such Loans from the Lenders in proportion to their respective Revolving Credit Commitments after giving effect to such increase, until such time as all such outstanding Loans are held by the Lenders in such proportion; provided that if at any time after such increase but prior to such prepayment or repayment (1) an Event of Default under Section 7.01(e) or (f) shall have occurred and be continuing or (2) any other Event of Default shall have occurred and shall have continued unremedied for a period of at least five Business Days, the Lenders whose Revolving Credit Commitments have not been assumed or increased pursuant to Section 2.14(a) (each, a “Non-Increasing Lender”) shall sell to each Lender whose Revolving Credit Commitment of has been assumed or increased pursuant to Section 2.14(a) (each, an “Increased Commitment Lender”), and each Increased Commitment Lender shall purchase from each Non-Increasing Lender, such participations in the Loans then outstanding in an amount such that, after giving effect to all such purchases and sales, all outstanding Loans are held by Lenders in proportion to their respective Revolving Credit Commitments, after giving effect to such assumptions and increases;

(ii)         each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.03(e)) in each Letter of Credit in an amount such that, after giving effect to all such purchases and sales, the LC Exposure is held by Lenders in proportion to their respective Revolving Credit Commitments after giving effect to such assumptions and increases; and

(iii)        each existing Non-Increasing Lender shall be deemed, without further action by any party hereto, to have sold to each Increased Commitment Lender and each Increased Commitment Lender shall be deemed, without further action by any party hereto, to have purchased from each Non-Increasing Lender, a participation (on the terms specified in Section 2.02) in each Swing Line Loan in an amount such that, after giving effect to all such purchases and sales, all outstanding Swing Line Exposures are held by Lenders in proportion to their respective Revolving Credit Commitments after giving effect to such assumptions and increases.

Section 2.15. Increased Costs. (a) If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Lender;

(ii)         subject any Lender or the Issuing Lender to any Taxes (other than (A) Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document or (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

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(iii)        impose on any Lender or the Issuing Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)          If any Lender or the Issuing Lender reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Lender’s capital or liquidity or on the capital or liquidity of such Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Lender’s policies and the policies of such Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Lender or such Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

(c)          A certificate of a Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or the Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

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(d)          Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

Section 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any applicable Requirement of Law (as determined in the good faith discretion of an applicable Withholding Agent (as defined below)) requires the deduction or withholding of any Indemnified Taxes or Other Taxes from any such payment (including, for the avoidance of doubt, any such payment made by the Borrower, the Agent or the Issuing Lender, or made or received by any Lender or a beneficial owner of any Lender or partner, member, beneficiary or settlor of any Lender), then (i) the sum payable by the Borrower shall be increased as necessary so that after making all such deductions (including deductions applicable to additional sums payable under this Section) the applicable Lender (or, if applicable, beneficial owner, partner, member, beneficiary or settlor of such Lender), Issuing Lender or Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower, the Agent, the Issuing Lender, or the applicable Lender (any such person a “Withholding Agent”) shall make such deduction or withholding and (iii) the Withholding Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirement of Law.

(b)          In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

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(c)          The Borrower shall indemnify the Agent, each Lender and the Issuing Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or the Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed on amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Lender, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

(d)          As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)          (i) Each Lender shall deliver to the Borrower (with a copy to the Agent), on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower), whichever of the following is applicable:

(A)         duly completed originals of Internal Revenue Form W-8BEN,

(B)         duly completed originals of Internal Revenue Form W-8ECI,

(C)         duly completed copies of Internal Revenue Form W-9,

(D)         duly completed forms certifying that such Lender is eligible for a reduced rate of United States federal withholding tax under any tax treaty, or

(E)         any other form prescribed by applicable Requirement of Law as a basis for claiming exemption from the United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirement of Law.

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In addition, each Lender agrees that it will deliver upon the Borrower’s or the Agent’s request updated versions of the foregoing, as applicable, whenever the previous certification has become obsolete or inaccurate in any material respect, together with such other forms as may be required by applicable Requirement of Law in order to confirm or establish the entitlement of such Lender to a continuing exemption from United States federal income tax. Notwithstanding the foregoing, a Lender shall not be required to deliver any form pursuant to this Section 2.17(e) that such Lender is not legally able to deliver.

Each Withholding Agent shall be entitled to rely on the forms (if any) provided by a Lender pursuant to this Section in making a determination of whether any tax is an “Excluded Tax” and whether to withhold for United States federal income tax purposes.

(ii)         If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower or the Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(f)          If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

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(g)          Each Lender and Issuing Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender or Issuing Lender (but only to the extent that the Borrower has not already indemnified the Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.03(d)(iii) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender or Issuing Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender or Issuing Lender by the Agent shall be conclusive absent manifest error. Each Lender and Issuing Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender and Issuing Lender under any Loan Document or otherwise payable by the Agent to the Lender or Issuing Lender from any other source against any amount due to the Agent under this paragraph (g).

Section 2.18. Payments Generally; Pro Rata Treatment.

(a)          The Borrower shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Lender or Swing Line Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.05 shall be made directly to the Persons entitled thereto. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b)          If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest, fees and expenses then due hereunder, such funds shall be applied (i) first, towards payment of fees and expenses then due under Sections 2.20 and 10.05, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of interest, Commitment Fee and Letter of Credit Fees then due on account of the Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of interest, Commitment Fee and Letter of Credit Fees then due to such parties and (iii) third, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

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(c)          Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Agent for the account of the Lenders or the Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the Issuing Lender or the Swing Line Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lender or the Swing Line Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or Swing Line Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

(d)          If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.02, 2.03(f), 2.05(b) or 10.05(c), then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)          If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.03), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Lender and the Swing Line Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 2.20. Certain Fees. The Borrower shall pay to each of the Agent and each Arranger the fees set forth in those certain fee letters dated as of May 30, 2013, at the times set forth, respectively, therein.

Section 2.21. Commitment Fee. The Borrower shall pay to the Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the ARCA Effective Date to the Termination Date or the earlier date of termination of the Total Revolving Credit Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at a rate equal to the Commitment Fee Rate on the average daily Unused Total Revolving Credit Commitment (calculated solely for purposes of determining the amount of the Commitment Fee due to each Lender (other than the Swing Line Lender in its capacity as a Lender) without regard to the amount of outstanding Swing Line Loans). Such Commitment Fee, to the extent then accrued, shall be payable (x) quarterly, in arrears, on March 31, June 30, September 30 and December 31 of each year, (y) on the Termination Date and (z) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Credit Commitment.

Section 2.22. Letter of Credit Fees. The Borrower shall pay with respect to each Letter of Credit (i) to the Agent on behalf of the Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the rate of the Applicable Eurodollar Margin on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) and (ii) to the Issuing Lender such Issuing Lender’s customary fees for issuance, amendments and processing referred to in Section 2.03. In addition, the Borrower agrees to pay each Issuing Lender for its account a fronting fee of one eighth of one percent (⅛%) per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit. Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable monthly in arrears on the last calendar day of each month and on the Termination Date.

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Section 2.23. Nature of Fees. All Fees shall be paid on the dates due, in immediately available funds, to the Agent for the respective accounts of the Agent and the Lenders, as provided herein and in the fee letter described in Section 2.20. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.24. [Reserved].

Section 2.25. Right of Set-off. Subject to the provisions of Section 7.01, upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits designated as payroll accounts and any trust accounts) at any time held and other indebtedness at any time owing by the Agent and each such Lender to or for the credit or the account of any Loan Party against any and all of the obligations of such Loan Party now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Agent agrees promptly to notify the applicable Loan Party after any such set-off and application made by such Lender or by the Agent, as the case may be; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

Section 2.26. Security Interest in Letter of Credit Account. The Loan Parties hereby assign and pledge to the Agent, for its benefit and for the ratable benefit of the Lenders, and hereby grant to the Agent, for its benefit and for the ratable benefit of the Lenders, a first priority security interest, senior to all other Liens, if any, in all of the Loan Parties’ right, title and interest in and to the Letter of Credit Account and any direct investment of the funds contained therein. Cash held in the Letter of Credit Account shall not be available for use by the Borrower, and shall be released to the Borrower only as described in clause (ii)(y) of Section 2.03(k).

Section 2.27. Payment of Obligations. Subject to the provisions of Section 7.01, upon the maturity (whether by acceleration or otherwise) of any of the Obligations of the Loan Parties under this Agreement or any of the other Loan Documents, the Lenders shall be entitled to immediate payment of such Obligations.

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Section 2.28. Defaulting Lenders. If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender to the extent permitted by applicable law:

(a)          fees shall cease to accrue on the unused portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.21;

(b)          the Revolving Credit Commitment and the Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.09);

(c)          if any Revolving Credit Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)          all or any part of the Revolving Credit Exposure of such Defaulting Lender shall be reallocated, among the non-Defaulting Lenders (and such non-Defaulting Lenders’ consent to such reallocation shall not be required, except during the occurrence and continuation of an Event of Default) in accordance with their Revolving Credit Commitment Percentages but only to the extent the sum of all such non-Defaulting Lenders’ Revolving Credit Exposures does not exceed the total of all such non-Defaulting Lenders’ Revolving Credit Commitments;

(ii)         if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Agent (x) first, prepay (in equal amounts) any such Swing Line Exposure and (y) second, cash collateralize (in equal amounts) for the benefit of the Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.03(k) for so long as such LC Exposure is outstanding;

(iii)        if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.22 with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)        to the extent that the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.22 shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Revolving Credit Commitment Percentages; and

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(v)         if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clauses (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.22 with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Lender until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)          so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Lender, as the case may be, is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Credit Commitment Percentages of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.28(c), and participating interests in any newly made Swing Line Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.28(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the ARCA Effective Date and for so long as such event shall continue or (ii) the Swing Line Lender or the Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Swing Line Lender shall be required to fund any Swing Line Loan and the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless the Swing Line Lender or the Issuing Lender, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the Swing Line Lender or the Issuing Lender, as the case may be, to defease any risk to the Swing Line Lender or the Issuing Lender in respect of such Lender hereunder.

In the event that the Agent, the Borrower, the Swing Line Lender and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swing Line Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Line Loans) as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Credit Commitment; provided that there shall be no retroactive effect on fees reallocated pursuant to Section 2.28(c)(iv) and (v).

Notwithstanding any provision set forth in this Section 2.28, the Borrower hereby retains all of its rights and remedies available to it against any Defaulting Lender pursuant to contract, applicable law or otherwise.

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Section 2.29. Changes In Lenders. With effect from and including ARCA Effective Date:

(a)          Each Person listed in Annex A hereto which is not a party to this Agreement prior to ARCA Effective Date (a “New Lender”) shall become a Lender party to this Agreement.

(b)          Each Lender listed in Annex A shall have a Revolving Credit Commitment in the applicable amount set forth in Annex A, which shall replace Annex A to the Existing Credit Agreement with respect to the Lenders and their Revolving Credit Commitments.

(c)           Each New Lender shall make new Revolving Credit Loans to the Borrower in an amount such that, after giving effect thereto, the aggregate amount of such Loans shall bear the same relationship to the Revolving Credit Commitment of such New Lender as the outstanding Revolving Credit Loans of the other Lenders bear to their Revolving Credit Commitments, such new Revolving Credit Loans to be allocated ratably among all outstanding Revolving Credit Borrowings and to be deemed part of such outstanding Revolving Credit Borrowings.

(d)          The participations of the Lenders in outstanding Letters of Credit, if any, and their obligations with respect to outstanding Swing Line Loans, if any, shall be redetermined on the basis of the Revolving Credit Commitments set forth in Annex A.

(e)          Any Lender party to this Agreement prior to the ARCA Effective Date and not listed in Annex A (a “Departing Lender”) shall cease to be a Lender party to this Agreement, shall cease to have any commitments hereunder, any participation in outstanding Letters of Credit or any obligation with respect to outstanding Swing Line Loans, and all accrued fees and other amounts payable under this Agreement for the account of such Lender shall be due and payable on such date; provided that the provisions of Sections 2.15, 2.16, 2.17 and 10.05 of this Agreement shall continue to inure to the benefit of each such Lender.

(f)          Any Lender which is not a New Lender, but whose Revolving Credit Commitment is increased in Annex A above that previously in effect shall be deemed a New Lender for purposes of clauses (c) and (d) to the extent of such increase, and any such Lender whose Revolving Credit Commitment is so decreased shall be deemed a Departing Lender for purposes of clause (e) hereof to the extent of such decrease.

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Article 3
Representations and Warranties

In order to induce the Lenders to make Loans and issue and/or participate in Letters of Credit hereunder, the Loan Parties jointly and severally represent and warrant as follows:

Section 3.01. Organization; Powers. Each Group Member is duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of each Group Member and have been duly authorized by all necessary actions. The Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to Legal Reservations.

Section 3.03. Disclosure.

(a)          Each Group Member has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of Holdco or any of its Subsidiaries to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contained when furnished any material misstatement of fact or omitted when furnished to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the ARCA Effective Date, as of the ARCA Effective Date (it being understood that projections are inherently uncertain and that actual results may differ from the projections and such difference may be material).

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Section 3.04. Financial Condition; No Material Adverse Change.

(a)          The Holdco Group has furnished the Lenders with copies of the (i) audited consolidated and consolidating financial statements of the Business for the fiscal years ended December 31, 2010, December 31, 2011 and December 31, 2012 and (ii) the unaudited consolidated and consolidating financial statements of the Business for the fiscal quarter ended March 31, 2013. Such financial statements present fairly, in accordance with GAAP, the financial condition and results of operations of the Business, on a consolidated basis as of such dates and for each such period; such financial statements disclose all liabilities, direct or contingent, of the Business, as of the date thereof required to be disclosed by GAAP; such financial statements were prepared in a manner consistent with GAAP; and such quarterly financial statements are subject to normal year-end adjustments and the absence of footnotes.

(b)          No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2012.

Section 3.05. Capitalization and Subsidiaries. Schedule 3.05 sets forth, as of the ARCA Effective Date, (a) a correct and complete list of the name and relationship to Holdco of each Group Member, (b) a true and complete listing of each class of authorized Equity Interests of each Group Member, of which all of such Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.05, and (c) the type of entity of each Group Member. All of such issued and outstanding Equity Interests have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable. Each of Holdco’s Domestic Subsidiaries is a Loan Party.

Section 3.06. Government Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made or as disclosed on Schedule 3.06(a) and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any material Requirement of Law (including, without limitation, Regulations T, U or X of the Board) applicable to any Group Member, (c) except as set forth on Schedule 3.06(c), to the knowledge of each Group Member, will not violate or result in a material default under any indenture, agreement or other instrument binding upon any Group Member or its assets, or give rise to a right thereunder to require any payment to be made by any Group Member, and (d) will not result in the creation or imposition of any Lien on any asset of any Group Member, except Liens created pursuant to the Loan Documents.

Section 3.07. Compliance with Law; No Default.

(a)          Except for matters which could not reasonably be expected to have a Material Adverse Effect, each Group Member is in compliance with all material Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

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Section 3.08. Litigation and Environmental Matters.

(a)          Other than as set forth on Schedule 3.08, there are no actions, suits or proceedings pending or, to the knowledge of each Group Member, threatened against or affecting the Holdco Group or any of its properties, before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which is reasonably likely to be determined adversely and, if so determined adversely would have a Material Adverse Effect.

(b)          Except for matters which could not reasonably be expected to have a Material Adverse Effect (i) the operations of the Loan Parties comply in all material respects with all applicable Environmental Laws; (ii) to the knowledge of each Loan Party, none of the operations of the Loan Parties is the subject of any governmental investigation evaluating, or any third party claim regarding, a release of any Hazardous Materials into the environment; and (iii) to the knowledge of each Loan Party, the Loan Parties do not have any material Environmental Liability.

Section 3.09. Insurance. All policies of insurance of any kind or nature owned by or issued to the Holdco Group, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers’ compensation, employee health and welfare, title, property and liability insurance, are or will be in full force and effect as of the ARCA Effective Date and at all times thereafter and are of a nature and provide such coverage as is sufficient for and customarily carried by companies of the size and character of the Business.

Section 3.10. Taxes. Each Group Member has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Group Member or Borrower or Holdings has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

Section 3.11. Use of Proceeds. The proceeds of the Revolving Credit Loans shall be used for working capital and for other general corporate purposes of the Loan Parties (including, to the extent permitted under Section 6.05, for loans and advances to Subsidiaries not party hereto).

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Section 3.12. Labor Relations.

(a)          Except as disclosed on Schedule 3.12(a), no Group Member is presently a party to any collective bargaining agreement or other similar contract.

(b)          Except as disclosed on Schedule 3.12(b) and for matters which, in the aggregate, if determined adversely to the Holdco Group, would not have a Material Adverse Effect, there is not presently pending and, to the best knowledge of each Group Member, there is not threatened any of the following:

(i)          any strike, slowdown, picketing, work stoppage or other labor dispute;

(ii)         any proceeding against or affecting the Holdco Group relating to the alleged violation of any applicable law pertaining to labor relations or before the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Holdco Group;

(iii)        any lockout of any employees by any Group Member;

(iv)        any application for the certification of collective bargaining representation; or

(v)         any failure by any Group Member to comply with all applicable law relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing.

Section 3.13. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, together with all other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 3.14. Investment Company Status. No Loan Party and no Subsidiary of a Loan Party is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.15. Properties.

(a)          As of the ARCA Effective Date, Schedule 3.15(a) sets forth the address of each parcel of real property that is owned or leased by each Loan Party and, in the case of each leased real property, lists the applicable leases, subleases, and any amendments, supplements or modifications thereof, and all recorded copies, memoranda, short forms and all nondisturbance agreements relating thereto. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except, in each case, as could not reasonably be expected to have a Material Adverse Effect. Each Group Member has good and indefeasible title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 6.01, except where the failure to have such good and indefeasible title or such valid leasehold interests could not reasonably be expected to have a Material Adverse Effect.

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(b)          Each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary to its business as currently conducted. To the best of each Group Member’s knowledge, the conduct of the business of the Holdco Group does not infringe in any material respect upon the intellectual property rights of any other Person.

Section 3.16. Solvency. Immediately after the consummation of the Transactions to occur on the ARCA Effective Date, each Loan Party will be Solvent.

Section 3.17. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Agent, for the benefit of the Agent and the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Liens of the type described in clauses (i), (ii), (iii) or (iv) of the definition of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Agent and the Secured Parties pursuant to any applicable law, (b) to the extent applicable, Liens created under (x) the Other Secured Documents and (y) the documents governing any Indebtedness incurred pursuant to Section 6.03(p)(ii), in each case to the extent such Indebtedness and Liens are permitted hereunder and (c) Liens perfected only by possession (including possession of any certificate of title) to the extent the Agent has not obtained or does not maintain possession of such Collateral.

Section 3.18. Margin Stock. No Group Member is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying “margin stock” within the meaning of Regulation U of the Board. “Margin stock” within the meaning of Regulation U of the Board does not constitute more than 25% of the value of the consolidated assets of the Loan Parties. No proceeds of any Loans or Letter of Credit will be used for any purpose that violates Regulation U or Regulation X of the Board.

Section 3.19. Economic Sanctions. (a) No Group Member nor, to the knowledge of Holdco or the Borrower, any director, officer, employee, agent or affiliate of any Group Member is a Person that is, or is owned or controlled by Persons that are: (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control or the U.S. State Department, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria).

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(b)          The Borrower will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as lender, underwriter, advisor, investor, or otherwise).

Section 3.20. Anti-Corruption. No Group Member nor, to the knowledge of Holdco or the Borrower, any director, officer, agent, employee or other person acting on behalf of any Group Member is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”) or any other applicable anti-corruption law; and the Loan Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the FCPA or any other applicable anti-corruption law.

Section 3.21. Money-Laundering and Counter-Terrorist Financing Laws. Each Loan Party is in compliance, in all material respects, with the Patriot Act and all other applicable anti-money laundering and counter-terrorist financing laws and regulations.

Article 4
Conditions of Lending

Section 4.01. Effectiveness. This Amended Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.09).

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(a)          Credit Agreement and Loan Documents. The Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and (ii) duly executed copies of the other Loan Documents and such other certificates, documents, instruments and agreements as the Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, together with (i) any pledged Collateral (together with undated stock powers or note powers, as applicable, executed in blank) required to be delivered thereunder, (ii) all documents, certificates, forms and filing fees that the Agent may deem reasonably necessary to perfect and protect the Liens and security interests created under the Security Documents, including, without limitation, financing statements in form and substance reasonably acceptable to the Agent, as may be required to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions and (iii) the perfection certificate attached as an exhibit to the Security Agreement.

(b)          Supporting Documents. The Agent shall have received for each of the Loan Parties:

(i)          a copy of such entity’s certificate of incorporation or formation, as amended, certified as of a date within 90 days of the ARCA Effective Date by the Secretary of State of the state of its incorporation or formation;

(ii)         a certificate of such Secretary of State, dated as of a recent date, as to the good standing of and payment of taxes by that entity and as to the charter documents on file in the office of such Secretary of State; and

(iii)        a certificate of the Secretary or an Assistant Secretary of that entity dated the date of the initial Loans or the initial Letter of Credit hereunder, whichever first occurs, and certifying (A) that attached thereto is a true and complete copy of the by-laws or limited liability company operating agreement of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors or managers of that entity authorizing the Borrowings and Letter of Credit extensions hereunder, the execution, delivery and performance in accordance with their respective terms of this Agreement, the Loan Documents and any other documents required or contemplated hereunder or thereunder and the granting of the security interest in the Letter of Credit Account and other Liens contemplated hereby and by the Security Documents, (C) that the certificate of incorporation or formation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above and (D) as to the incumbency and specimen signature of each officer of that entity executing this Agreement and the Loan Documents or any other document delivered by it in connection herewith or therewith (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (iii).

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(c)          Mortgages, etc. The Agent shall have received, (i) with respect to each parcel of real property set forth in Schedule 4.01(c)(i) (each, an “Initial Mortgaged Property”) other than the Initial Mortgaged Property located in Wayne County, Michigan, (A) an amendment to the relevant existing Mortgage, (B) a Flood Determination Form (defined below) and Evidence of Flood Insurance (defined below) (if applicable), and (C) an endorsement to, or replacement policy for, the ALTA loan title insurance policy issued by Stewart Title Insurance Company insuring the lien of the relevant existing Mortgage, each, in form and substance reasonably satisfactory to the Agent; provided that if the Initial Mortgaged Property located in Wayne County, Michigan is not sold to a Person other than a Loan Party or an Affiliate of a Loan Party within 90 days of the ARCA Effective Date, the Agent shall receive the documents required under this Section 4.01(c)(i), and (ii) with respect to each parcel of real property set forth in Schedule 4.01(c)(ii) (each, a “New Mortgaged Property”), each of the following, in form and substance reasonably satisfactory to the Agent:

(i)          a Mortgage on such property;

(ii)         evidence that a counterpart of the Mortgage has been delivered to the applicable title insurance company for recording in the place necessary, in the Agent’s judgment, to create a valid and enforceable first priority Lien in favor of the Agent for the benefit of itself and the Lenders; provided that the title insurance company has issued its title insurance policy to the Agent in a New York style closing;

(iii)        ALTA loan title policy issued by a title insurance company and reinsured in an amount and by title insurance companies all reasonably satisfactory to the Agent;

(iv)        an ALTA survey prepared and certified to the Agent by a surveyor reasonably acceptable to the Agent or otherwise sufficient for the title insurance company to omit the survey exception from the ALTA loan title policy;

(v)         an opinion of counsel in the state in which such Initial Mortgaged Property is located from counsel reasonably satisfactory to the Agent;

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(vi)        in order to comply with the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System) (“Flood Laws”), the following documents: (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if any improvements to the applicable real property are located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice, and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance reasonably satisfactory to the Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(vii)       such other information, documentation, and certifications as may be reasonably required by the Agent.

(d)          Opinion of Counsel. The Agent and the Lenders shall have received the favorable written opinion of Lowenstein Sandler LLP, counsel to the Loan Parties, dated the ARCA Effective Date, substantially in the form of Exhibit B.

(e)          Solvency. The Agent shall have received a certificate from a Financial Officer of Holdco in form, scope and substance reasonably satisfactory to Agent, with appropriate attachments and demonstrating that after giving effect to the Transactions and other transactions contemplated to occur in connection therewith, the Holdco Group, on a consolidated basis, is Solvent.

(f)          Governmental Approvals; Consents. All material governmental and third party consents and approvals with respect to the revolving credit facility extended pursuant to this Agreement to the extent required shall have been obtained, all applicable appeal periods shall have expired and there shall be no litigation, governmental, administrative or judicial action, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the revolving credit facility extended pursuant to this Agreement.

(g)          Borrowing Base Certificate. The Agent and the Arrangers shall have received a Borrowing Base Certificate dated the Friday of the most recently completed week prior to the ARCA Effective Date (or such earlier date as the Agent shall deem adequate in its Permitted Discretion).

(h)          Closing Availability. After giving effect to all Borrowings to be made on the ARCA Effective Date and the issuance of any Letters of Credit on the ARCA Effective Date and the payment of all fees and expenses due hereunder, the Net Domestic Availability, calculated on the basis of the Borrowing Base Certificate delivered pursuant to the preceding Section 4.01(g), shall not be less than $40,000,000.

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(i)          Insurance. The Agent shall have received (i) evidence that all insurance required to be maintained pursuant to Section 5.05(a) has been obtained and (ii) certificates of insurance naming the Agent as a loss payee or additional insured under each insurance policy maintained pursuant to Section 5.05(a) covering damage to or theft of any Collateral, as required by Section 5.05(b).

(j)          Environmental Matters. The Agent and the Arrangers shall have received Phase I environmental review reports with respect to each of the Initial Mortgaged Properties and the New Mortgaged Properties from Environ International Corporation or another environmental assessment firm satisfactory to the Agent and the Arrangers in their Permitted Discretion, which review reports shall be reasonably satisfactory in form and substance to the Agent and the Arrangers. Upon request, the Loan Parties will inform the Agent or any Lender in writing about the Loan Parties' plans with respect to any hazards or liabilities identified in any such environmental review reports. The Agent and Arrangers shall be reasonably satisfied that the Loan Parties are in compliance in all material respects with all applicable Environmental Laws applicable to the Eligible Real Properties and have made adequate provision for the costs of maintaining such compliance.

(k)          Borrowing Base Audit. The Agent and the Arrangers shall have received, and shall be reasonably satisfied with the scope and results of, an audit of the Accounts and Inventory included in the Borrowing Base. Such audit shall be conducted by auditors reasonably satisfactory to the Agent and the Arrangers and shall include (i) a field examination of the accounts receivable and books and records related thereto and (ii) an assessment of accounting systems, accounting and other policies, accounts payable and other related procedures employed by the Business that relate to the computation of the Borrowing Base.

(l)          Patriot Act. At least five Business Days prior to the ARCA Effective Date, the Arrangers shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act.

(m)          Payment of Fees and Expenses. The Borrower shall have paid to the Agent and the Arrangers all fees due on the ARCA Effective Date under and pursuant to this Agreement and the letters referred to in Section 2.20 and fees and expenses of counsel to the Agent as to which invoices have been issued.

The Agent shall notify the Borrower and the Lenders of the ARCA Effective Date, and such notice shall be conclusive and binding. On the ARCA Effective Date, the Existing Credit Agreement will be automatically amended and restated in its entirety to read as set forth herein. On and after the ARCA Effective Date the rights and obligations of the parties hereto shall be governed by this Amended Agreement; provided that the rights and obligations of the parties hereto with respect to the period prior to the ARCA Effective Date shall continue to be governed by the provisions of the Existing Credit Agreement. Nothing contained in this Amended Agreement or any other Loan Document shall constitute or be construed as a novation of any of the Obligations under the Existing Credit Agreement.

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Section 4.02. Conditions Precedent to each Loan and each Letter of Credit. The obligation of the Lenders to make each Loan and of the Issuing Lender to issue each Letter of Credit, including the initial Loan and the initial Letter of Credit, is subject to the satisfaction (or waiver in accordance with Section 10.09) of the following conditions precedent:

(a)          Notice. The Agent shall have received a notice with respect to such borrowing or issuance, as the case may be, as required by Section 2.03(c) or Section 2.04.

(b)          Availability. After giving effect to any Borrowing or the issuance of any Letter of Credit, Availability is not less than zero.

(c)          Representations and Warranties. All representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date (unless such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects as of such specific date).

(d)          No Default. On the date of each Borrowing hereunder or the issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

(e)          Fixed Charge Coverage Ratio. On the date of each Borrowing hereunder or the issuance of each Letter of Credit either (i) Availability shall be not less than the Minimum Availability Amount or (ii) the Fixed Charge Coverage Ratio shall be not less than 1.00 to 1.00 (whether or not Section 6.12 is then in effect).

The request by the Borrower for, and the acceptance by the Borrower of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrower that the conditions specified in this Section have been satisfied or waived at that time.

Article 5
Affirmative Covenants

Until the Revolving Credit Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties jointly and severally covenant and agree with the Lenders that:

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Section 5.01. Financial Statements and Other Information. The Borrower will furnish to the Agent (which will promptly furnish such information to each Lender):

(a)          as soon as available and in any event within 90 days after the end of each fiscal year of Holdco, the audited consolidated and unaudited consolidating balance sheets of the Holdco Group and related consolidated and consolidating statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, such consolidated statements reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied.

(b)          as soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdco, the consolidated and consolidating balance sheets of the Holdco Group and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the corresponding period or periods of the previous fiscal year, all certified by a Financial Officer of Holdco as presenting fairly in all material respects the financial condition and results of operations of the Holdco Group on a consolidated basis in accordance with GAAP consistently applied subject to normal year-end audit adjustments and the absence of footnotes;

(c)          concurrently with any delivery of financial statements under (a) or (b) above, (X) a comparison of the actual performance for the period to which such financial statements relate to the actual performance for the corresponding period of the prior fiscal year and the projected performance for that period, (Y) commentary on the financial performance of the Holdco Group for the period to which such financial statements relate and any material developments affecting the Holdco Group and (Z) a certificate of a Financial Officer of Holdco in substantially the form of Exhibit H (i) certifying that no Default or Event of Default has occurred, or, if such a Default or Event of Default or event has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in detail reasonably satisfactory to the Agent demonstrating compliance with the provisions of Section 6.12, if applicable;

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(d)          as soon as available, but in any event not more than 30 days following the end of each fiscal year of Holdco, a copy of the plan and forecast (including a projected consolidated and consolidating balance sheet, income statement and funds flow statement) of the Holdco Group for each quarter of the upcoming fiscal year in form reasonably satisfactory to the Agent;

(e)          [reserved];

(f)          promptly after the receipt thereof by Holdings or any Group Member (but subject to any limitations on disclosure thereof imposed upon such Person by its certified public accountants), a copy of any “management letter” (whether in final or draft form) received by any such Person from its certified public accountants and the management’s response thereto;

(g)          promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act; and

(h)          promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdco Group, or compliance with the terms of any material loan or financing agreements as the Agent, at the request of any Lender, may reasonably request.

Section 5.02. Notices of Material Events. The Borrower will furnish to the Agent (which will promptly furnish such information to each Lender) prompt notice of the following:

(a)          the occurrence of any Default;

(b)          receipt of any notice of any investigation by any Governmental Authority or any litigation or proceeding commenced or threatened against any Group Member that (i) seeks damages in excess of $15,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Group Member, (v) with respect to any Eligible Real Property, Additional Eligible Real Property, Initial Mortgaged Property or New Mortgaged Property, alleges a material violation of, or seeks remediation or other compliance measures of a material nature pursuant to, any Environmental Laws, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $15,000,000, or (vii) involves any product recall that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(c)          as soon as available and in any event (A) within 30 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any Termination Event described in clause (i) of the definition of Termination Event with respect to any Single Employer Plan of such Loan Party or such ERISA Affiliate has occurred and (B) within 10 days after a Loan Party or any of its ERISA Affiliates knows or has reason to know that any other Termination Event with respect to any such Plan has occurred, a statement of a Financial Officer of the Borrower describing the full details of such Termination Event;

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(d)          the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Holdco Group in an aggregate amount exceeding $15,000,000;

(e)          promptly and in any event within 10 days after receipt thereof by any Loan Party or any of its ERISA Affiliates from the PBGC, copies of each notice received by the Borrower or any such ERISA Affiliate of the PBGC’s intention to terminate any Single Employer Plan of such Loan Party or such ERISA Affiliate or to have a trustee appointed to administer any such Plan;

(f)          if requested by the Agent, promptly and in any event within 30 days after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Single Employer Plan of any Loan Party or any of its ERISA Affiliates;

(g)          within 10 days after notice is given or required to be given to the PBGC under Section 302(f)(4)(A) of ERISA of the failure of any Loan Party or any of its ERISA Affiliates to make timely payments to a Plan, a copy of any such notice filed;

(h)          promptly and in any event within 10 days after receipt thereof by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor, a copy of each notice received by any Loan Party or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization or insolvent within the meaning of Title IV of ERISA or is in “endangered status” or “critical status” (as defined in Section 305(b) of ERISA), (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA, or (D) the amount of liability incurred, or which may be incurred, by any Loan Party or any ERISA Affiliate in connection with any event described in clause (A), (B) or (C) above;

(i)          any other development that results in, or could reasonably expected to result in, a Material Adverse Effect;

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Section 5.03. Borrowing Base Information. The Borrower will furnish to the Agent:

(a)          at all times during the continuation of a Liquidity Trigger Period, on or before the third Business Day after the end of each week, a weekly Borrowing Base Certificate (with appropriate exhibits, schedules, supporting documentation, and additional reports required pursuant to this Agreement), which weekly Borrowing Base Certificate shall reflect (A) the updated accounts receivable as of the prior Friday, (B) Inventory as of the immediately preceding monthly Borrowing Base Certificate and (C) the PP&E Component as of the immediately preceding monthly Borrowing Base Certificate;

(b)          on or before the fifteenth day of each month, a monthly Borrowing Base Certificate (with appropriate exhibits, schedules, supporting documentation, and additional reports required pursuant to this Agreement), which monthly Borrowing Base Certificate shall reflect (A) accounts receivable as of the end of the immediately preceding month, (B) the updated Inventory as of the end of the immediately preceding month and (C) PP&E Component as of the end of the immediately preceding month;

(c)          if requested by the Agent at any time when the Agent reasonably believes that the then existing Borrowing Base Certificate is materially inaccurate, as soon as reasonably available but in no event later than five (5) Business Days after such request, a completed Borrowing Base Certificate showing the Borrowing Base as of the date so requested, in each case with supporting documentation and additional reports with respect to the Borrowing Base as the Agent may reasonably request in its Permitted Discretion; and

(d)          concurrently with any update of the PP&E Component of the Borrowing Base as provided in the definition of PP&E Component, a completed Borrowing Base Certificate that reflects such update.

Section 5.04. Existence; Conduct of Business. Each Group Member will (i) do or cause to be done (A) all things necessary to preserve, renew and keep in full force and effect its legal existence and (B) all commercially reasonable things necessary to preserve, renew and keep in full force and effect the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary and material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02 and (ii) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, except in each case where the failure to do so (x) is no longer necessary, in the reasonable judgment of Holdco and (y) could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05. Insurance. (a) Each Group Member will maintain with financially sound and reputable carriers having a financial strength rating of at least A- by A.M. Best Company (i) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) all insurance required pursuant to the Security Documents. The Loan Parties will furnish to the Agent, upon request of the Agent, information in reasonable detail as to the insurance so maintained.

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(b)          The Borrower will cause the Agent to at all times be named as loss payee or an additional insured (but without any liability for any premiums) under each insurance policy maintained pursuant to Section 5.05(a) covering physical damage to or theft of any Collateral. The requirement set forth in the preceding sentence is subject to the terms of the Intercreditor Agreement.

Section 5.06. Payment of Obligations. Each Group Member will pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Compliance With Laws. Each Group Member will comply with all Requirements of Law applicable to it or its property (including Patriot Act, margin regulations and laws applicable to sanctioned persons), except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08. Maintenance of Properties. Each Group Member will keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.09. Books and Records; Inspection Rights. Each Group Member will:

(a)          maintain or cause to be maintained at all times true and complete books and records in a manner consistent with GAAP of their operations; and provide the Agent and its representatives access to all such books and records during regular business hours, in order that the Agent may upon reasonable prior notice examine and make abstracts from such books, accounts, records and other papers for the purpose of verifying the accuracy of the various reports, including the Borrowing Base computations and supporting documentation, delivered by the Loan Parties to the Agent or the Lenders pursuant to this Agreement or for otherwise ascertaining compliance with this Agreement.

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(b)          permit any representatives designated by the Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender (including employees of the Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Agent), upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including, with respect to all Eligible Real Property, Additional Eligible Real Property, Initial Mortgaged Property and New Mortgaged Property, environmental assessment reports and Phase I or Phase II studies (provided that the Borrower shall be permitted to remove any property from the calculation of the Borrowing Base in lieu of delivering a Phase II environmental study with respect thereto), and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. The Loan Parties acknowledge that the Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Agent and the Lenders.

(c)          grant the Agent access to and the right to inspect all final reports, final audits and other similar internal information of the Holdco Group relating to environmental matters upon reasonable notice, and obtain any third party verification of matters relating to compliance with Environmental Laws and regulations reasonably requested by the Agent at any time and from time to time; provided, however, that access to materials protected by attorney-client privilege need not be provided.

Section 5.10. Collateral Monitoring and Review. Each Loan Party will, at any time upon the reasonable request of the Agent, permit the Agent or professionals (including, without limitation, internal and third party consultants, accountants and appraisers) retained by the Agent or its professionals to conduct evaluations and appraisals of (1) the Borrower’s practices in the computation of the Borrowing Base and (2) the assets included in the Borrowing Base, and pay the reasonable fees and expenses in connection therewith; provided that (x) so long as Net Domestic Availability exceeds the Monitoring Trigger Amount and no Significant Event of Default shall have occurred and be continuing, such evaluations and appraisals shall be conducted no more frequently than annually and (y) during any twelve-month period in which Net Domestic Availability falls below the Monitoring Trigger Amount such evaluations and appraisals shall be conducted no more frequently than semi-annually (unless a Significant Event of Default shall have occurred and be continuing). In connection with any collateral monitoring or review and appraisal relating to the computation of the Borrowing Base, the Borrower shall make such adjustments to the Borrowing Base as the Agent shall reasonably require based upon the terms of this Agreement and results of such collateral monitoring, review or appraisal.

Section 5.11. Concentration Account; Cash Management. Each Loan Party will:

(a)          at all times on and after the ARCA Effective Date, cause and continue to maintain with JPMorgan Chase Bank, N.A. or any of its Affiliates, an account or accounts to be used by the Loan Parties as their principal concentration account for day-to-day operations; and

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(b)          at all times on and after the ARCA Effective Date, cause each of its lockboxes, deposit accounts (other than payroll and trust accounts and other deposit accounts having balances not in excess of $2,000,000 in the aggregate) and securities accounts to be subjected and to remain subjected to an Account Control Agreement, properly executed by such Loan Parties and each applicable bank or other financial institution at which each such lockbox, deposit account and securities account is maintained. During the continuation of a Liquidity Trigger Period, all amounts contained in the lockboxes and deposit accounts (other than payroll and trust accounts and other deposit accounts having balances not in excess of $2,000,000 in the aggregate) of the Loan Parties that represent collections of the Accounts of the Loan Parties shall be transferred daily to an account in the name and under the exclusive control of the Agent (the “Collection Account”).

Section 5.12. [Reserved].

Section 5.13. Additional Guarantors and Collateral; Further Assurances.

(a)          Subject to applicable law, Holdco shall cause each of its Domestic Subsidiaries formed or acquired after the ARCA Effective Date to become a Loan Party by executing the Joinder Agreement set forth as Exhibit I (the “Joinder Agreement”). Upon execution and delivery thereof, each such Person (i) shall automatically become a Subsidiary Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) execute supplements to the Security Documents pursuant to which it will grant Liens to the Agent, for the benefit of the Agent and the Lenders, in any and all property of such Subsidiary Guarantor to the extent provided for in the Security Documents, including a Mortgage on the interest of such Subsidiary Guarantor in each real property located in the United States owned or leased by it (subject to Sections 5.13(d) and 5.13(e)).

(b)          Each Loan Party will cause (i) 100% of the issued and outstanding Equity Interests, if any, in each Domestic Subsidiary directly owned by it and (ii) 65% of the issued and outstanding Equity Interests, if any, entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding Equity Interests, if any, not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2) in each Foreign Subsidiary directly owned by it to be subject at all times to a perfected Lien in favor of the Agent pursuant to the terms and conditions of the Security Documents.

(c)          Without limiting the foregoing, each Loan Party shall, and shall cause each of its Subsidiaries to, execute and deliver, or cause to be executed and delivered, to the Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages, title insurance policies, surveys, legal opinions and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Security Documents, all at the expense of the Loan Parties.

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(d)          If any material assets (including any real property located in the United States having a fair market value in excess of $1,000,000 (as reasonably determined by the Borrower) or improvements thereto or any interest therein) are acquired by any Loan Party after the ARCA Effective Date (other than assets constituting Collateral under an existing Security Document that become subject to a Lien in favor of the Agent upon acquisition thereof), such Loan Party will notify the Agent thereof, and, if requested by the Agent or the Required Lenders, will cause such assets to be subjected to a Lien securing the Secured Obligations and will take such actions as shall be necessary or reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(e)          The obligations of the Loan Parties pursuant to the foregoing provisions of Section 5.13(a) with respect to real property leased but not owned by them are limited to such leasehold interests as the Agent may determine in its Permitted Discretion to be of material value as Collateral; provided that any leasehold interest with a fair market value not in excess of $1,000,000 (as reasonably determined by the Borrower) shall not be deemed to be of material value as Collateral. With respect to (i) any such leasehold interests which the Agent may so determine to be of material value as Collateral, and (ii) the leasehold interests listed on Schedule 5.13(e), the applicable Loan Party (A) shall use commercially reasonable efforts to obtain from the landlord under the applicable lease a Landlord Consent and Agreement (with a consent by the landlord’s mortgagee, if applicable) (x) consenting to a Mortgage of the leasehold interest to the Agent, (y) agreeing to provide to the Agent notice of and an opportunity to cure tenant defaults under the lease, and (z) agreeing that, in the event of the termination of the lease, the landlord will grant a new lease, all substantially in the form of Exhibit J, including specifically Sections 4, 7 and 8 thereof, with such changes as are satisfactory to the Agent in its Permitted Discretion; and (B) if the landlord consents to a Mortgage of the leasehold interest to the Agent as aforesaid or such Mortgage is otherwise permitted and will not cause a default or event of default under the lease, shall cause such leasehold interest to be mortgaged to the Agent pursuant to Section 5.13(c).

Section 5.14. Maintenance Of Flood Insurance. With respect to any improved real property subject to a Mortgage, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the ARCA Effective Date, the Borrower shall deliver to the Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

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Article 6
Negative Covenants

Until the Revolving Credit Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Loan Parties covenant and agree, jointly and severally, with the Lenders that:

Section 6.01. Liens. No Group Member will create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, other than:

(a)          Liens on any property or any assets of any Group Member existing on the ARCA Effective Date as reflected on Schedule 6.01; provided that (i) such Lien shall not apply to any other property or asset of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (ii) such Lien shall secure only those obligations which it secures on the ARCA Effective Date and Permitted Refinancing Indebtedness with respect thereto;

(b)          Liens created pursuant to the Loan Documents or the Secured Notes Documents;

(c)          Permitted Liens;

(d)          Liens on fixed or capital assets acquired, constructed, repaired or improved by any Group Member; provided that (i) such security interests secure Indebtedness permitted by Section 6.03(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (iii) such security interests shall not apply to any other property or assets of such Group Member;

(e)          Liens arising from precautionary UCC financing statements regarding operating leases;

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(f)          Liens existing on any property or asset prior to the acquisition thereof by any Group Member (including, without limitation, in connection with a Permitted Acquisition) or existing on any property or asset of any Person that becomes a Group Member after the ARCA Effective Date prior to the time such Person becomes a Group Member; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Group Member, as the case may be, (ii) such Lien shall not apply to any other property or assets of such Group Member (other than after acquired property affixed thereto or incorporated therein and proceeds or products thereof) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Group Member, as the case may be and Permitted Refinancing Indebtedness with respect thereto;

(g)          Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(h)          Liens securing obligations owing to a Group Member;

(i)          Liens on property of any Foreign Subsidiary, which Liens secure Indebtedness of the applicable Foreign Subsidiary permitted under Section 6.03(g);

(j)          Liens on property (i) of any Subsidiary that is not a Loan Party and (ii) that does not constitute Collateral, which Liens secure Indebtedness of the applicable Subsidiary permitted under Section 6.03 (other than Section 6.03(g));

(k)          [Reserved];

(l)          other Liens so long as neither the value of the property subject to such Liens, nor the Indebtedness and other obligations secured thereby, exceed $50,000,000 in the aggregate;

(m)          Liens on the Collateral securing Indebtedness permitted under Section 6.03(o);provided that such Liens on the ABL Priority Collateral (as defined in the Intercreditor Agreement) shall rank junior to the Liens on the ABL Priority Collateral securing the Obligations pursuant to the Intercreditor Agreement (or one or more other customary intercreditor agreements reasonably satisfactory to the Agent); and

(n)          Liens on the Collateral securing Indebtedness permitted under Section 6.03(p); provided that (x) such Liens on ABL Priority Collateral (as defined in the Intercreditor Agreement) shall rank junior to the Liens on such ABL Priority Collateral securing the Obligations and (y) such Liens on Term Priority Collateral (as defined in the Intercreditor Agreement) may rank prior to the Liens on such Term Priority Collateral securing the Obligations, in each case pursuant to the Intercreditor Agreement (or another customary intercreditor agreement reasonably satisfactory to the Agent).

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Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.01 may at any time attach to any Loan Party’s (1) Eligible Accounts Receivable, other than those permitted under clause (i) of the definition of Permitted Lien or clause (b), (m) or (n) above and (2) Eligible Inventory, other than those permitted under clause (i) or (ii) of the definition of Permitted Lien or clause (b), (m) or (n) above.

Section 6.02. Fundamental Changes.

(a)          No Group Member will merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into Holdco in a transaction in which Holdco is the surviving corporation; (ii) any Group Member (other than Holdco) may merge into any other Group Member in a transaction in which the surviving entity is a Group Member (provided that if any party to any such transaction is (A) a Loan Party, the surviving entity of such transaction shall be a Loan Party, (B) a Domestic Subsidiary, the surviving entity of such transaction shall be a Domestic Subsidiary and (C) the Borrower, the surviving entity of such transaction shall be the Borrower); (iii) any Subsidiary (other than the Borrower) may liquidate or dissolve if Holdco determines in good faith that such liquidation or dissolution is in the best interests of the Holdco Group and is not materially disadvantageous to the Lenders; and (iv) any Permitted Acquisition or disposition permitted by Section 6.06 may be effected by way of a merger or consolidation of a Subsidiary.

(b)          [Reserved].

(c)          Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Foreign Holdco and the Domestic Subsidiaries and activities incidental thereto. Foreign Holdco will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Foreign Subsidiaries and activities incidental thereto.

Section 6.03. Indebtedness. No Group Member will create, incur or suffer to exist any Indebtedness, except:

(a)          Indebtedness existing on the ARCA Effective Date and set forth on Schedule 6.03 and Permitted Refinancing Indebtedness with respect thereto and certain intercompany indebtedness set forth on Schedule 6.03 under the title “ARCA Effective Date Intercompany Indebtedness” existing on the ARCA Effective Date and Permitted Refinancing Indebtedness with respect thereto, provided that such refinancing is limited to other intercompany debt;

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(b)          (i) Indebtedness under the Loan Documents and (ii) Indebtedness under the L/C Facility Documents in an aggregate principal amount not to exceed $44,500,000 and any Permitted Refinancing Indebtedness in respect thereof or in respect of any Permitted Refinancing Indebtedness incurred under this clause (ii);

(c)          Indebtedness of any Subsidiary to Holdco or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to Holdco or any Subsidiary that is a Loan Party shall be subject to Section 6.05 and (ii) Indebtedness of any Subsidiary that is a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(d)          (i) Indebtedness incurred subsequent to the ARCA Effective Date secured by purchase money Liens (including Capitalized Leases), (ii) Indebtedness of a Person that becomes a Group Member after the ARCA Effective Date, provided that such Indebtedness is not created in contemplation thereof, and (iii) Permitted Refinancing Indebtedness in respect of Indebtedness described in (i) and (ii), in an aggregate amount for (i), (ii) and (iii) not to exceed $50,000,000;

(e)          Indebtedness owed to any bank in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing house transfers of funds;

(f)          Indebtedness incurred in connection with foreign exchange contracts, currency swap agreements, currency future or option contracts and other similar agreements designed to hedge against fluctuations in foreign exchange rates and interest rate swap, cap or collar agreements and interest rate future or option contracts designed to hedge against fluctuations in foreign interest rates, in each case to the extent that such agreement or contract is entered into in the ordinary course of business;

(g)          Indebtedness of Foreign Subsidiaries not otherwise described herein, not exceeding the aggregate principal amount of €100,000,000 or the equivalent of such amount at any one time outstanding;

(h)          Indebtedness consisting of (i) Guarantees by any Loan Party of the Indebtedness of any other Loan Party, (ii) Guarantees by any Group Member that is not a Loan Party of the Indebtedness of any other Group Member that is not a Loan Party, or (iii) to the extent permitted by Section 6.05, Guarantees by any Loan Party of the Indebtedness of any other Group Member, in each case to the extent the Indebtedness so guaranteed is permitted under the Agreement;

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(i)          in each case to the extent (if any) that such obligations constitute Indebtedness, (a) customary indemnification obligations, purchase price or other similar adjustments in connection with acquisitions and dispositions permitted under the Agreement, (b) reimbursement or indemnification obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (c) obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case provided in the ordinary course of business, (d) obligations for deferred payment of insurance premiums, (e) take-or-pay obligations contained in supply arrangements; provided, in each case, that such obligation arises in the ordinary course of business and not in connection with the obtaining of financing;

(j)          Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of promissory notes to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests;

(k)          Indebtedness in an aggregate principal amount not in excess of $15,000,000 at any time consisting of obligations under deferred compensation or other similar arrangements incurred in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(l)          Indebtedness supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(m)          other Indebtedness of the Holdco Group in an aggregate principal amount not in excess of $50,000,000 at any time;

(n)          so long as at the time and after giving effect thereto, the Incurrence Test is met, other Indebtedness of any Loan Party;

(o)          Indebtedness incurred under the Secured Notes Indenture and outstanding on the ARCA Effective Date; and

(p)          (i) Indebtedness incurred under the Term Loan Facility Documents (including incurred in the form of “Incremental Term Loans” as therein defined) and (ii) Permitted Refinancing Indebtedness incurred to Refinance Indebtedness permitted pursuant to the preceding clause (i) or this clause (ii).

Section 6.04. Sale and Lease-Back Transactions. No Group Member will enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter required, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred unless (a) the sale of such property is permitted by Section 6.06 and (b) any Capitalized Leases or Liens arising in connection therewith are permitted by Section 6.01 and Section 6.03.

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Section 6.05. Investments, Loans and Advances. No Group Member will purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances or capital contributions to, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing, “Investments”), except:

(a)          (i) Investments by Holdco and the Subsidiaries existing on the ARCA Effective Date in the Equity Interests of the Subsidiaries and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.05) and (ii) additional Investments by Holdco and the Subsidiaries in the Borrower and the Subsidiaries; provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents (subject to (x) the limitation referred to in Section 5.13(b) in the case of any Foreign Subsidiary and (y) customary prohibitions contained in the applicable joint venture agreements in the case of non-Subsidiary joint ventures), (B) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Subsidiary Guarantors shall not exceed $125,000,000 at any time outstanding less the amount of Investments made pursuant to clause (o) of this Section 6.05 and (C) if such Investment shall be in the form of a loan or advance by a Loan Party, such loan or advance shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(b)          Permitted Investments;

(c)          Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers, licensors, licensees and suppliers, in each case in the ordinary course of business;

(d)          loans and advances in the ordinary course of business to employees, officers and directors so long as the aggregate principal amount thereof at any time outstanding (determined without regard to any write-downs or write-offs of such loans and advances) shall not exceed $2,000,000;

(e)          Permitted Acquisitions;

(f)          Investments existing on the ARCA Effective Date, in each case as set forth on Schedule 6.05 and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 6.05);

(g)          extensions of trade credit in the ordinary course of business

(h)          Investments made as a result of the receipt of non-cash consideration from a sale, transfer or other disposition of any asset in compliance with Section 6.06;

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(i)          intercompany loans and advances to Holdings to the extent that Holdco may pay dividends to Holdings pursuant to Section 6.07 (and in lieu of paying such dividends); provided that such intercompany loans and advances (i) shall be made for the purposes, and shall be subject to all the applicable limitations set forth in, Section 6.07 and (ii) if made by a Loan Party shall be unsecured and subordinated to the Obligations pursuant to an Affiliate Subordination Agreement;

(j)          notes from employees of Holdco and its Subsidiaries in connection with such employees’ acquisition of shares of Holdings common Equity Interests so long as no cash is actually advanced by Holdings or any of its Subsidiaries in connection with any such acquisition;

(k)          additional Investments by Holdco and its Subsidiaries, so long as such Investments are made with the proceeds of any substantially contemporaneous issuance of Equity Interests by Holdco or any direct or indirect parent of Holdco to the extent such proceeds shall have actually been received by Holdco;

(l)          Investments of any Person existing at the time such Person becomes a Subsidiary of Holdco or consolidates or merges with Holdco or any of its Subsidiaries (including, without limitation, in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(m)          investments in the ordinary course of business consisting of endorsements for collection or deposit;

(n)          in addition to Investments permitted by paragraphs (a) through (m) above and (o) below, additional Investments by Holdco and the Subsidiaries so long as the aggregate amount invested, loans or advanced pursuant to this paragraph (n) (determined without regard to any write-downs or write-offs of such investments, loans and advances) does not exceed $75,000,000 in the aggregate; and

(o)          Investments in non-Subsidiary joint ventures up to an aggregate amount of (i) $125,000,000 less (ii) the amount of Investments made as described in part (B) of the proviso to clause (a) of this Section 6.05.

Section 6.06. Disposition of Assets. No Group Member will sell or otherwise dispose of any assets (including, without limitation, the capital stock of any Subsidiary), except for:

(a)          sales of inventory, fixtures and equipment in the ordinary course of business;

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(b)          dispositions of surplus, obsolete, negligible or uneconomical assets including plants currently shut down or shut down in the future;

(c)          intercompany sales or other intercompany transfers of assets among Group Members all of which are Loan Parties, none of which are Loan Parties, from Group Members which are not Loan Parties to Group Members that are Loan Parties and other intercompany transfers in an aggregate amount not to exceed $25,000,000 from Group Members that are Loan Parties to Group Members that are not Loan Parties;

(d)          each of Holdco and its Subsidiaries may sell, discount, or otherwise dispose of accounts receivable in connection with the compromise or collection thereof, and not as part of any transaction, the primary purpose of which is to provide financing for Holdco and its Subsidiaries, provided that such accounts receivable were not included as Eligible Accounts Receivable in the Borrowing Base Certificate most recently delivered or, if so included, the exclusion of such accounts receivable from the Borrowing Base (after giving effect to any concurrent prepayment of the Loans) would not cause the Total Revolving Credit Commitment Usage to exceed the Borrowing Base;

(e)          each Foreign Subsidiary may sell, discount or otherwise dispose of accounts receivable in connection with any transaction, the primary purpose of which is to provide financing for such Foreign Subsidiary, provided that the aggregate amount of all such financings shall not exceed a principal amount of €65,000,000, or the equivalent of such amount, at any one time outstanding; provided, further, that the amount of any such financing shall be deemed to be Indebtedness hereunder and shall not exceed the total amount of Indebtedness permitted to be incurred pursuant to Section 6.03(g);

(f)          each of Holdco and its Subsidiaries may grant licenses, sublicenses, leases or subleases in the ordinary course of business to other Persons not materially interfering with the conduct of the business of Holdco or any of its Subsidiaries, in each case so long as no such grant would adversely affect any Collateral or the Agent’s rights or remedies with respect thereto;

(g)          sales, transfers and dispositions of (i) Investments (excluding Investments in the Equity Interests of any Subsidiary) permitted by clauses (b), (c), (k), (n) and (o) of Section 6.05 and (ii) other Investments to the extent required by or made pursuant to customary buy/sell arrangements made in the ordinary course of business between the parties to agreements related thereto; provided, in each case, that such sales, transfer or dispositions are made for fair value and for at least 80% cash consideration;

(h)          dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Group Member or its Subsidiaries;

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(i)          sales, transfers and dispositions to the extent necessary to effect a transaction otherwise permitted under Section 6.02; provided that if in connection with such transaction the direct or indirect interest of Holdco in a Group Member is reduced, such transaction shall be treated as a disposition of such interest to the extent of such reduction for purposes of this Section 6.06 which is permitted if and only if permitted by a clause other than this clause (i);

(j)          Specified Dispositions; provided that (i) Availability determined on a Pro Forma Basis giving effect to any such Specified Disposition shall be not less than $0 and (ii) the Borrower shall have delivered to the Agent a certificate of a Financial Officer certifying as to the requirement of subclause (i) of this clause (j);

(k)          sales in arm’s length transactions, at fair market value and for at least 80% cash consideration, in an aggregate amount not to exceed $100,000,000; and

(l)          other sales of assets having a fair market value not in excess of $35,000,000 in the aggregate.

Section 6.07. Restricted Payments; Restrictive Agreements. (a) No Group Member will declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) any of Holdco’s Subsidiaries may declare and pay dividends or make other distributions ratably to its equity holders, (ii) except during a Liquidity Trigger Period, so long as no Default shall have occurred and be continuing or would result therefrom, Holdco may, or may make distributions to Holdings so that Holdings may, repurchase its Equity Interests owned by employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries or make payments to employees, officers, directors or consultants of Holdings, Holdco or the Subsidiaries in connection with the exercise of stock options (including for purposes of paying tax withholding applicable to stock option exercises), stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death, disability, retirement or termination of such employees in an amount not to exceed $65,000,000 in aggregate (plus the amount of Net Cash Proceeds (x) received by Holdco subsequent to the ARCA Effective Date from sales of Equity Interests of Holdco or, to the extent contributed to Holdco, any of Holdco’s direct or indirect parents, to directors, consultants, officers or employees of Holdco, any of its Subsidiaries or any direct or indirect parent of Holdco in connection with permitted employee compensation and incentive arrangements and (y) of any key-man life insurance policies received by Holdco or its Subsidiaries), (iii) Holdco may make Restricted Payments to Holdings (x) in an amount not to exceed, when taken together with the aggregate amount of all loans or advances made pursuant to Section 6.05(i) for such purposes, $1,000,000 in any fiscal year to the extent necessary to pay general corporate and overhead expenses incurred by Holdings in the ordinary course of business and (y) in an amount necessary to pay Holdings, Tax liabilities (in an assumed amount equal to the hypothetical tax liability of the holders of Equity Interests in Holdings, calculated at the maximum combined net Federal, State and local income tax rate applicable to any holder of an Equity Interest in Holdings, in respect of the net taxable income of the Holdco Group); provided that all Restricted Payments made to Holdings pursuant to clause (iii) shall be used by Holdings for the purpose specified herein within 25 days of the receipt thereof, (iv) Holdco may declare and pay dividends or make other distributions with respect to its Equity Interests payable solely in additional shares of its Equity Interests; provided that such additional Equity Interests shall not have any mandatory redemption or similar provisions, (v) Holdings and its Subsidiaries may make non-cash repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (vi) any Group Member may make any Restricted Payment if both immediately before and immediately after giving effect thereto, (x) no Default or Event of Default shall have occurred and be continuing, (y) Net Domestic Availability, calculated on the basis of the Borrowing Base Certificate most recently delivered but adjusted to give effect thereto, is not less than the product of (1) the Total Revolving Credit Commitment and (2) 15% and (z) the Total Net Leverage Ratio measured at the time of the making of any such Restricted Payment, but immediately after giving effect thereto and determined on a Pro Forma Basis after giving effect thereto, is equal to or less than 1.25 to 1.00.

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(b)          The Borrower will not, and Holdco will not permit any of its Subsidiaries to, create or otherwise cause or permit to exist or become effective any contractual encumbrance or restriction on the ability of any Subsidiary of Holdco to: (i) pay dividends or make any other distributions with respect to any of its Equity Interests to any Group Member, (ii) pay any Indebtedness or other obligations owed to any Group Member, (iii) make any loans or advances to any Group Member; or (iv) transfer any of its property or assets to any Group Member, in each case, except for Permitted Restrictions.

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Section 6.08. Transactions With Affiliates. Except for transactions by or among Loan Parties and except for any transaction (or series of related transactions) involving aggregate consideration of less than $5,000,000, no Group Member will sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) any Group Member may engage in any of the foregoing transactions with an Affiliate at prices and on terms and conditions not less favorable to either such Group Member than could be obtained on an arm’s-length basis from unrelated third parties, (b) Restricted Payments may be made to the extent provided in Section 6.07, (c) fees, customary indemnities and reimbursements for out-of-pocket costs and expenses incurred by the Sponsor or any of its Affiliates may be paid to the Sponsor or any such Affiliates (directly or through Holdings) in an aggregate amount not to exceed $2,500,000 in any fiscal year (including, without limitation, amounts paid by Sponsor or any such Affiliates to employees, agents, professionals or consultants hired or retained by Sponsor or any such Affiliates (collectively, the “Consultants”), as payment for services rendered by such employees, agents, professionals and consultants for the benefit of a Group Member), in each case in connection with their performance of management, consulting, monitoring, financial advisory or other services with respect to Holdco and the Subsidiaries, provided that (i) no fees may be paid to the Sponsor or any of its Affiliates if at the time a Default exists (though any such unpaid fees may be paid after such Default no longer exists) and (ii) reimbursement of the Sponsor or any such Affiliates for amounts paid to Consultants retained by the Sponsor for the benefit of Holdco shall not count against the $2,500,000 limitation above, (d) Group Members may pay (directly or through Holdings) reasonable fees and out-of-pocket costs to directors of Holdco (or any direct or indirect parent thereof), and compensation and employee benefits to (and indemnities provided for the benefit of) directors, officers or employees of Holdco (or any direct or indirect parent thereof), in each case in the ordinary course of business, (e) Holdco and its Subsidiaries may enter into, and may make payments (directly or through Holdings) under, employment agreements, employee benefits plans, stock option plans, management incentive plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of Holdco (directly or through Holdings) and its Subsidiaries in the ordinary course of business, (f) periodic allocations of overhead expenses among Holdco and its Subsidiaries may be made, (g) Group Members may make payments pursuant to tax sharing agreements among Holdco (and any direct or indirect parent thereof), and its Subsidiaries on customary terms to the extent attributable to the ownership or operation of Holdco and its Subsidiaries, (h) any issuances of securities or other payments (directly or through Holdings), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options, management investment plans and stock ownership plans approved by Holdco (or its direct or indirect parent company’s) or Holdco’s board of directors shall be permitted and (i) transactions pursuant to permitted agreements in existence on the ARCA Effective Date and listed on Schedule 6.08, or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, shall be permitted.

Section 6.09. Limitations On Hedging Agreements. No Group Member will enter into any Hedging Agreement other than (a) any such agreement or arrangement entered into in the ordinary course of business and consistent with prudent business practice to hedge or mitigate risks to which a Group Member is exposed in the conduct of its business or the management of its liabilities or (b) any such agreement entered into to hedge against fluctuations in interest rates or currency incurred in the ordinary course of business and consistent with prudent business practice; provided that in each case such agreements or arrangements shall not have been entered into for speculative purposes.

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Section 6.10. Modifications of and Payments on Other Indebtedness. (a) No Group Member will permit any waiver, supplement, modification, amendment, termination or release of any indenture, instrument or agreement pursuant to which any Material Indebtedness of Holdco or any of the Subsidiaries is outstanding if the effect of such waiver, supplement, modification, amendment, termination or release would materially increase the obligations of the obligor or confer additional rights on the holder of such Indebtedness in a manner materially adverse to Holdco, any of the Subsidiaries or the Lenders.

(b)          No Group Member will make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any subordinated Indebtedness permitted hereunder (“Permitted Subordinated Indebtedness”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, prepayment, retirement, acquisition, cancellation or termination of any Permitted Subordinated Indebtedness, except for (i) payments of regularly scheduled interest and principal, (ii) payments made in connection with the Refinancing of any such Permitted Subordinated Indebtedness provided that any Indebtedness incurred in connection with such Refinancing is permitted under Section 6.03 or (iii) payments made solely with the proceeds from the issuance of Equity Interests or from equity contributions.

Section 6.11. [Reserved].

Section 6.12. Fixed Charge Coverage Ratio. At all times during each period that begins on any day on which the Availability has been less than the Minimum Availability Amount on each of the two consecutive preceding days, and ends on the first day thereafter on which Availability has been at least equal to the Minimum Availability Amount for 20 consecutive days, the Fixed Charge Coverage Ratio will not be less than 1.00 to 1.00.

Section 6.13. Fiscal Year. Holdco will not change its fiscal year-end to a date other than December 31 without the prior written consent of the Agent.

Section 6.14. Changes in Lines of Business. No Group Member will engage at any time in any business or business activity other than any business or business activity conducted by such Group Member on the ARCA Effective Date and any business or business activities incidental or related thereto, or any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

Article 7
Events of Default

Section 7.01. Events of Default. In the case of the happening of any of the following events and the continuance thereof beyond the applicable grace period, if any, specified below with respect thereto (each, an “Event of Default”):

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(a)          any representation or warranty made by any Loan Party in any Loan Document or in connection with the Loan Documents or the credit extensions hereunder or any statement or representation made in any report, financial statement, certificate or other document furnished by any Loan Party to the Agent or any Lender under or in connection with the Loan Documents, shall prove to have been false or misleading in any material respect when made or delivered; or

(b)          default shall be made in the payment of any (i) Fees, interest on the Loans or other amounts payable hereunder when due (other than amounts set forth in clause (ii) hereof), and such default shall continue unremedied for more than three (3) Business Days or (ii) principal of the Loans or reimbursement obligations or cash collateralization in respect of Letters of Credit, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; or

(c)          default shall be made by any Group Member in the due observance or performance of any covenant, condition or agreement contained in Section 5.02(a) or Article 6 hereof; or

(d)          default shall be made by any Group Member in the due observance or performance of any other covenant, condition or agreement to be observed or performed pursuant to the terms of the Loan Documents and such default shall continue unremedied for more than thirty (30) days after the earlier of (i) the date on which the Agent provides notice thereof to such Group Member and (ii) the first date on which a Financial Officer of any Group Member has knowledge thereof; or

(e)          an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary), or of a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Non-Material Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or a Subsidiary (other than a Non-Material Subsidiary) or (iii) the winding-up or liquidation of Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(f)          Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary) or for a substantial part of the property or assets of Holdings, Holdco or any Subsidiary (other than a Non-Material Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(g)          (i) any Group Member shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h)          a Change of Control shall occur; or

(i)          the Borrower shall fail to deliver a certified Borrowing Base Certificate when due and such default shall continue unremedied for more than five (5) Business Days; or

(j)          any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party purportedly bound thereby, or any Loan Party shall so assert in writing; or

(k)          any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected and, with respect to the Secured Parties, first priority (except as otherwise expressly provided in the Loan Documents) Lien on any material Collateral covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Agent to maintain possession of certificates representing Equity Interests pledged under the Security Agreement or the failure of the Agent to file a UCC-3 Continuation Statement or, as to Collateral consisting of real property, to the extent such losses are covered by a lenders title insurance policy and such insurer has been not denied coverage; or

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(l)          any judgment or order in excess of $50,000,000 (exclusive of any judgment or order the amounts of which are fully covered by insurance (less any applicable deductible) and as to which the insurer has acknowledged its responsibility to cover such judgment or order) shall be rendered against any Group Member and shall remain unsatisfied and unstayed for 30 days; or

(m)          any non-monetary judgment or order shall be rendered against any Group Member which has or could reasonably be expected to have a Material Adverse Effect; or

(n)          any Termination Event described in clauses (iv) or (v) of the definition of such term shall have occurred and any Lien arising as a result of such Termination Event shall have been perfected or any Person shall have obtained relief from the automatic stay to enforce such Lien or any Insufficiency; or

(o)          (i) any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor or trustee of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) such Loan Party or such ERISA Affiliate does not have reasonable grounds, in the reasonable opinion of the Agent, to contest such Withdrawal Liability and is not in fact contesting such Withdrawal Liability in a timely and appropriate manner, and (iii) the amount of such Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid by the Loan Parties and their ERISA Affiliates to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date of such notification), could reasonably be expected to result in a Material Adverse Effect; or

(p)          any Loan Party or any ERISA Affiliate thereof shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination could reasonably be expected to result in a Material Adverse Effect; or

(q)          any Loan Party or any ERISA Affiliate shall have committed a failure described in Section 302(f)(1) of ERISA (other than the failure to make any contribution for which a funding waiver has been applied for and not denied), and such failure could reasonably be expected to result in a Material Adverse Effect;

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then, and in every such event and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders, shall, by notice to the Borrower, take one or more of the following actions, at the same or different times: (i) terminate forthwith the Total Revolving Credit Commitment; (ii) declare the Loans or any portion thereof then outstanding to be forthwith due and payable, whereupon the principal of such Loans together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iii) require the Loan Parties upon demand to forthwith deposit in the Letter of Credit Account cash in an amount which, together with any amounts then held in the Letter of Credit Account, is equal to the sum of 105% of the then LC Exposure (and to the extent the Loan Parties shall fail to furnish such funds as demanded by the Agent, the Agent shall be authorized to debit the accounts of the Loan Parties maintained with the Agent in such amount after the giving of the notice referred to above); (iv) set-off amounts in the Letter of Credit Account or any other accounts maintained with the Agent and apply such amounts to the obligations of the Loan Parties hereunder and in the other Loan Documents; and (v) exercise any and all remedies under the Loan Documents and under applicable law available to the Agent and the Lenders. Any payment received as a result of the exercise of remedies hereunder shall be applied in accordance with Section 2.18(b).

Article 8
The Agent

Section 8.01. Administration by Agent. Each of the Lenders and the Issuing Lender hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 8 are solely for the benefit of the Agent and the Lenders and, except with respect to Section 8.05, the Borrower shall not have rights as a third party beneficiary of any such provisions.

Section 8.02. Rights of Agent. The institution serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

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Section 8.03. Liability of Agent.

(a)          The Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Event of Default has occurred and is continuing, (ii) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.09); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its legal counsel, may expose the Agent to liability or that is contrary to this Agreement or applicable law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law, and (iii) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity. The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.09) or in the absence of its own gross negligence or willful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement, (B) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (D) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (E) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

(b)          The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)          Nothing in this Agreement shall require the Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender. Each Lender confirms to the Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any of its Related Parties.

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(d)          The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 8.04. Reimbursement and Indemnification. Each Lender agrees (i) to reimburse the Agent for such Lender’s Revolving Credit Commitment Percentage of any expenses and fees incurred by it under this Agreement and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders, and any other expense incurred in connection with the operations or enforcement thereof, not reimbursed by the Borrower or the Guarantors and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, agents or Affiliates, on demand, in the amount of its proportionate share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of any of the Loan Documents or any action taken or omitted by it or any of them under any of the Loan Documents to the extent not reimbursed by the Borrower or the Guarantors (except such as shall result from their respective gross negligence or willful misconduct).

Section 8.05. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lender and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as may be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Agent may, on behalf of the Lenders and the Issuing Lender, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Agent’s resignation hereunder, the provisions of this Article and Section 10.05 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

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Section 8.06. Independent Lenders. Each Lender acknowledges that it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

Section 8.07. Advances and Payments.

(a)          On the date of each Loan, the Agent shall be authorized (but not obligated) to advance, for the account of each of the Lenders, the amount of the Loan to be made by it in accordance with its Revolving Credit Commitment Percentage hereunder. Should the Agent do so, each of the Lenders agrees forthwith to reimburse the Agent in immediately available funds for the amount so advanced on its behalf by the Agent, together with interest at the Federal Funds Effective Rate if not so reimbursed on the date due from and including such date but not including the date of reimbursement.

(b)          Any amounts received by the Agent in connection with this Agreement (other than amounts to which the Agent is entitled pursuant to Sections 2.20, 8.04 and 10.05), the application of which is not otherwise provided for in this Agreement shall be applied, (i) first, towards payment of fees and expenses then due under Sections 2.20 and 10.05, ratably among the parties entitled thereto in accordance with the amounts of fees and expenses then due to such parties, (ii) second, towards payment of interest, Commitment Fee and Letter of Credit Fees then due on account of the Loans and Letters of Credit, ratably among the parties entitled thereto in accordance with the amounts of interest, Commitment Fee and Letter of Credit Fees then due to such parties and (iii) third, towards payment of principal of the Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. All amounts to be paid to a Lender by the Agent shall be credited to that Lender, after collection by the Agent, in immediately available funds either by wire transfer or deposit in that Lender’s correspondent account with the Agent, as such Lender and the Agent shall from time to time agree.

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Section 8.08. Sharing of Setoffs. Each Lender agrees that if, other than as expressly provided for herein, it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or a Guarantor, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of its Loans or unreimbursed drafts drawn under Letters of Credit as a result of which the unpaid portion of its Loans or unreimbursed drafts drawn under Letters of Credit is proportionately less than the unpaid portion of the Loans or unreimbursed drafts drawn under Letters of Credit of any other Lender (a) it shall promptly purchase at par (and shall be deemed to have thereupon purchased) from such other Lender a participation in the Loans or unreimbursed drafts drawn under Letters of Credit of such other Lender, so that the aggregate unpaid principal amount of each Lender’s Loans and unreimbursed drafts drawn under Letters of Credit and its participation in Loans and unreimbursed drafts drawn under Letters of Credit of the other Lenders shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding and unreimbursed drafts drawn under Letters of Credit as the principal amount of its Loans and unreimbursed drafts drawn under Letters of Credit prior to the obtaining of such payment was to the principal amount of all Loans outstanding and unreimbursed drafts drawn under Letters of Credit prior to the obtaining of such payment and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that the Lenders share such payment pro-rata, provided that if any such non-pro-rata payment is thereafter recovered or otherwise set aside such purchase of participations shall be rescinded (without interest). Each Loan Party expressly consents to the foregoing arrangements and agrees that any Lender holding (or deemed to be holding) a participation in a Loan or unreimbursed drafts drawn under a Letter of Credit may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Loan Party to such Lender as fully as if such Lender was the original obligee thereon, in the amount of such participation.

Section 8.09. Other Agents. None of the Lenders identified on the cover page or signature pages of this Agreement as “Syndication Agent”, “Co-Documentation Agent”, “Joint Bookrunner” and “Joint Lead Arranger” or any affiliate of such Lender, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of any Lender, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders so identified (or such affiliates) shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified (and such affiliates) in deciding whether to enter into this Agreement or in taking or not taking action hereunder.

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Article 9
Guaranty

Section 9.01. Guaranty.

(a)          Each Loan Party unconditionally and irrevocably guarantees the due and punctual payment by each other Secured Obligor of the Secured Obligations. Each Loan Party further agrees that the Secured Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and it will remain bound upon this guaranty notwithstanding any extension or renewal of any of the Secured Obligations. The Obligations of the Loan Parties shall be joint and several.

(b)          Each Loan Party waives presentation to, demand for payment from and protest to each other Secured Obligor, and also waives notice of protest for nonpayment. The Obligations of the Loan Parties hereunder shall not be affected by (i) the failure of the Agent or a Lender to assert any claim or demand or to enforce any right or remedy against any other Secured Obligor under the provisions of this Agreement or any other Loan Document or otherwise; (ii) any extension or renewal of any provision hereof or thereof; (iii) any rescission, waiver, compromise, acceleration, amendment or modification of any of the terms or provisions of any of the Loan Documents; (iv) the release, exchange, waiver, foreclosure, invalidity or nonperfection of any security held by the Agent for the Secured Obligations or any of them; (v) the failure of the Agent or a Lender to exercise any right or remedy against any other Secured Obligor; or (vi) the release or substitution of any Loan Party or any other Person under any Loan Document.

(c)          Each Loan Party further agrees that this guaranty constitutes a guaranty of payment when due and not just of collection, and waives any right to require that any resort be had by the Agent or a Lender to any security held for payment of the Secured Obligations or to any balance of any deposit, account or credit on the books of the Agent or a Lender in favor of any Secured Obligor, or to any other Person.

(d)          Each Loan Party hereby waives any defense that it might have based on a failure to remain informed of the financial condition of any Secured Obligor and any circumstances affecting the ability of each other Loan Party to perform under this Agreement.

(e)          Each Loan Party’s guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Secured Obligations or any other instrument evidencing any Secured Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor or by any other circumstance relating to the Secured Obligations which might otherwise constitute a defense to this Guaranty. Neither of the Agent, nor any of the Lenders makes any representation or warranty in respect to any such circumstances or shall have any duty or responsibility whatsoever to any Loan Party in respect of the management and maintenance of the Secured Obligations.

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Section 9.02. No Impairment of Guaranty. The obligations of the Loan Parties hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Secured Obligations. Without limiting the generality of the foregoing, the obligations of the Loan Parties hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or a Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, by any waiver or modification of any provision thereof, by any default, failure or delay, willful or otherwise, in the performance of the Secured Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of the Loan Parties or would otherwise operate as a discharge of the Loan Parties as a matter of law, unless and until the Secured Obligations are paid in full.

Section 9.03. Subrogation. Upon payment by any Loan Party of any sums to the Agent or a Lender hereunder, all rights of such Loan Party against the other Secured Obligors arising as a result thereof by way of right of subrogation or otherwise, shall in all respects be subordinate and junior in right of payment to the prior final and indefeasible payment in full of all the Secured Obligations. If any amount shall be paid to such Loan Party for the account of any Secured Obligor, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent and the Lenders to be credited and applied to the Secured Obligations, whether matured or unmatured.

Article 10

Miscellaneous

Section 10.01. Notices. (a) Except in the case of notices, requests and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices, requests and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)          if to a Loan Party:

c/o Tower Automotive Holdings USA, LLC

17672 N. Laurel Park Drive

Suite 400E

Livonia, MI 48152

Attention: James Gouin

Facsimile: (248) 675-6459.

Attention: Dennis C. Pike, Vice President

Facsimile: (248) 675-6459

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with a copy to (which shall not constitute notice):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Facsimile: (973) 597-2425

Attention: Robert G. Minion, Esq.

   Lowell A. Citron, Esq.

(ii)         if to the Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road, 3/Ops2

Newark, DE

Attention: Erica Roebuck

Facsimile: (302) 634-4250

Email: 12016395215@tls.ldsprod.com

with a copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: Richard Duker

Facsimile: (212) 270-5100

(iii)        if to the Issuing Lender, to it at the address most recently specified by it in notice delivered by it to the Agent and the Borrower, with a copy to the Agent as provided in clause (ii) above; and

(iv)        if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b)          Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Agent and the applicable Lender. The Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)          Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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Section 10.02. Survival of Agreement, Representations and Warranties, Etc. All warranties, representations and covenants made by any Loan Party herein or in any certificate or other instrument delivered by it or on its behalf in connection with this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making of the Loans herein contemplated regardless of any investigation made by any Lender or on its behalf and shall continue in full force and effect so long as any amount due or to become due hereunder is outstanding and unpaid and so long as the Total Revolving Credit Commitment has not been terminated. All statements in any such certificate or other instrument shall constitute representations and warranties by the Loan Party hereunder with respect to the Borrower.

Section 10.03. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Lender that issues any Letter of Credit), Participants (to the extent provided in paragraph (d) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(a)          (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)         the Borrower, provided that no consent of the Borrower shall be required for an assignment (i) to a Lender, an Affiliate of a Lender, an Approved Fund or (ii) to any other assignee if an Event of Default has occurred and is continuing;

(B)         the Agent;

(C)         the Issuing Lender; and

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(D)         the Swing Line Lender.

(ii)         Assignments shall be subject to the following additional conditions:

(A)         except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment or Loans, the amount of the Revolving Credit Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless the Agent otherwise consents;

(B)         each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of the Total Revolving Credit Commitment or Loans;

(C)         the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; and

(D)         the assignee, if it was not a Lender immediately prior to such assignment, shall deliver to the Agent an Administrative Questionnaire in which the assignee designates one or more individuals (each such individual, a “Credit Contact”) to whom all syndicate-level information (which may contain material non-public information about the Borrower and their affiliates or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 10.03(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

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(iii)        Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.05). Upon request, and the surrender of the assigning Lender of its promissory note (if any), the Borrower (at its expense) shall execute and deliver a promissory note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.03 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(iv)        The Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agent, the Issuing Lender and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Lender and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c)          Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.02, 2.03(e) or (f), 2.05(b), 2.18(d) or 10.05(c), the Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

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(d)          (i) Any Lender may, without the consent of the Borrower, the Agent the Issuing Lender or the Swing Line Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (y) of the first proviso to Section 10.09(a) that affects such Participant. Subject to Section 10.03(d)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16, and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.08 as though it were a Lender, provided such Participant agrees to be subject to such Section 8.08 as though it were a Lender.

(ii)          A Participant shall not be entitled to receive any greater payment under Section 2.15 and Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless such Participant agrees to comply with Section 2.17(e) as though it were a Lender (it being understood that the documentation required under Section 2.17(e) shall be delivered to the participating Lender).

(iii)         Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

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(e)          Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)          Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 10.03, disclose to the assignee or participant or proposed assignee or participant, any information relating to a Loan Party furnished to such Lender by or on behalf of a Loan Party; provided that prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall agree in writing to be bound by the provisions of Section 10.04 or provisions no less restrictive than those contained in Section 10.04.

(g)          The Borrower hereby agrees, to the extent set forth in the Commitment Letter, to actively assist and cooperate with the Agent in connection with the primary syndication of the Revolving Credit Commitments.

(h)          The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

EACH LENDER ACKNOWLEDGES THAT INFORMATION FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

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ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

Section 10.04. Confidentiality. Each of the Agent (which for purposes of this Section 10.04 shall include the Arrangers, the Syndication Agent and the Co-Documentation Agents), the Issuing Lender, the Swing Line Lender and the Lenders agrees to keep any information delivered or made available by any Loan Party to it confidential from anyone other than persons employed or retained by them who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; provided that nothing herein shall prevent any of the foregoing parties from disclosing such information (i) to any of their employees, partners, officers, directors, agents, legal counsel, independent auditors, advisors or Affiliates (or to any of such Affiliates’ employees, partners, officers, directors, agents, legal counsel, independent auditors or advisors) or to any other Lender, provided such Person is instructed to keep such information confidential to the same extent required hereunder, (ii) to any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations hereunder, provided such Person agrees to keep such information confidential to the same extent required hereunder, (iii) to any rating agency when required by it, provided such Person agrees to keep such information confidential to the same extent required hereunder, (iv) upon the order of any court or administrative agency, (v) upon the request or demand of any regulatory or self-regulatory agency or authority, (vi) which has been publicly disclosed other than as a result of a disclosure by any of the foregoing parties which is not permitted by this Agreement, (vii) in connection with any litigation to which the Arrangers, the Agent, the Issuing Lender, the Swing Line Lender, any Lender, or their respective Affiliates may be a party to the extent reasonably required, (viii) to the extent reasonably required in connection with the exercise of any remedy hereunder and (ix) to any actual or proposed participant or assignee of all or part of its rights hereunder subject to the proviso in Section 10.03(f). The Agent, the Issuing Lender, the Swing Line Lender and each Lender shall use reasonable efforts to notify the Borrower prior to making any disclosure under clauses (iv) and (vii) of this Section 10.04, unless prohibited by law, regulation or order of any court or administrative agency. In addition, the Arrangers, the Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Arrangers, the Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents.

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Section 10.05. Expenses; Indemnity; Damage Waiver. (a) (i) The Borrower shall pay or reimburse: (x) all reasonable fees and reasonable out of pocket expenses of the Arrangers, the Agent, the Syndication Agent and each Co-Documentation Agent (including the reasonable fees, disbursements and other charges of Davis Polk & Wardwell llp (“DPW”), special counsel to the Arrangers, and, if necessary, one counsel in any relevant jurisdiction retained by DPW or the Arrangers) associated with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents and any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); and (y) all reasonable fees and reasonable out of pocket expenses of the Agent and the Arrangers (including the reasonable fees, disbursements and other charges of DPW, special counsel to the Arrangers, and, if necessary, one counsel in any relevant jurisdiction retained by DPW or the Arrangers) and the Lenders in connection with the enforcement of the Loan Documents.

(ii)          The Borrower shall pay or reimburse (x) all reasonable fees and reasonable expenses of the Agent and the Arrangers and their internal and third-party auditors, appraisers and consultants incurred in connection with the (A) initial and ongoing appraisals and collateral field examinations, (B) monthly and other monitoring of assets and (C) other miscellaneous disbursements; and (y) all reasonable fees and reasonable expenses of the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand or any payment thereunder.

All payments or reimbursements pursuant to the foregoing clauses (a)(i) and (ii) shall be payable promptly upon written demand together with back-up documentation supplying such reimbursement request.

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(b)          The Borrower shall indemnify the Agent, the Arrangers, the Syndication Agent, each Co-Documentation Agent, the Issuing Lenders, the Swing Line Lender and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Holdco Group, or any Environmental Liability related in any way to the Holdco Group, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee.

(c)          To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the Issuing Lender or the Swing Line Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the Issuing Lender or the Swing Line Lender, as the case may be, such portion of the unpaid amount equal to such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Arrangers, the Syndication Agent, the Co-Documentation Agents, the Issuing Lender or the Swing Line Lender in its capacity as such.

(d)          To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

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Section 10.06. Choice of Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL IN ALL RESPECTS BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

Section 10.07. No Waiver. No failure on the part of the Agent, the Arrangers, the Issuing Lender, the Swing Line Lender or any of the Lenders to exercise, and no delay in exercising, any right, power or remedy hereunder or any of the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

Section 10.08. Extension of Maturity. Should any payment of principal of or interest or any other amount due hereunder become due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of principal, interest shall be payable thereon at the rate herein specified during such extension.

Section 10.09. Amendments, Etc.

(a)          No modification, amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Account Control Agreements), and no consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Agent with the consent of the Required Lenders); provided, however, that (x) the Intercreditor Agreement and any other intercreditor agreement entered into in accordance with the terms of this Agreement may be amended, modified or supplemented in accordance with their respective terms and (y) no such modification or amendment shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or any date for reimbursement of an L/C Disbursement, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan or L/C Disbursement, without the prior written consent of each Lender directly affected thereby, (ii) increase or extend the Revolving Credit Commitment of or decrease or extend the date for payment of any Fees to any Lender without the prior written consent of such Lender (it being understood that a waiver of an Event of Default shall not constitute an increase in the Revolving Credit Commitment of a Lender), (iii) amend or modify Section 2.18(b), the pro rata requirements of Section 2.18, the provisions of Section 10.03(a)(i), the provisions of this Section or the definition of the terms “Secured Obligations”, “Required Lenders” or “Super-majority Lenders” without the prior written consent of each Lender, (iv) release all or substantially all of the Liens granted to the Agent hereunder or under any other Loan Document, or release all or substantially all of the Guarantors without the prior written consent of each Lender, (v) change the definition or calculation of the Borrowing Base that would result in an increase in Availability without the prior written consent of the Super-majority Lenders, (vi) change any of the provisions of Section 2.28 without the consent of the Agent, the Swing Line Lender and the Issuing Lender or (vii) increase any advance rate with respect to the Borrowing Base without the prior written consent of each Lender; provided that no consent of any Defaulting Lender shall be required pursuant to clause (iii) or (iv) above as to any modification that does not disproportionately adversely affect such Defaulting Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, the Issuing Lender or the Swing Line Lender hereunder or under any other Loan Document without the prior written consent of the Agent, the Issuing Lender or the Swing Line Lender, as applicable. No notice to or demand on any Loan Party shall entitle any Loan Party to any other or further notice or demand in the same, similar or other circumstances. Each assignee under Section 10.03(b) shall be bound by any amendment, modification, waiver, or consent authorized as provided herein, and any consent by a Lender shall bind any Person subsequently acquiring an interest on the Loans held by such Lender. No amendment to this Agreement shall be effective against any Loan Party unless (i) in the case of an amendment to this Agreement other than to Article 9 hereof, such amendment is signed by the Borrower and (ii) in the case of an amendment to Article 9 of this Agreement, such amendment is signed by such Loan Party.

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(b)          Notwithstanding anything to the contrary contained in Section 10.09(a), in the event that the Borrower requests that this Agreement be modified or amended in a manner which would require the unanimous consent of all of the Lenders and such modification or amendment is agreed to by the Super-majority Lenders (as hereinafter defined), then with the consent of the Borrower and the Super-majority Lenders, the Borrower and the Super-majority Lenders shall be permitted to amend the Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrower (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Revolving Credit Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions (each of which shall be an Eligible Assignee), or an increase in the Revolving Credit Commitment of one or more of the Super-majority Lenders, so that the Total Revolving Credit Commitment after giving effect to such amendment shall be in the same amount as the Total Revolving Credit Commitment immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new financial institutions or Super-majority Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement as may be appropriate. As used herein, the term “Super-majority Lenders” shall mean, at any time, Lenders holding Loans (excluding Swing Line Loans), LC Exposure, Swing Line Exposure and unused Revolving Credit Commitments representing at least 66-2/3% of the sum of all Loans (excluding Swing Line Loans), LC Exposure, Swing Line Exposure and unused Revolving Credit Commitments outstanding.

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(c)          The Agent, the Issuing Lender, the Swing Line Lender and the Lenders agree that a Subsidiary Guarantor shall be released from its guarantee of the Secured Obligations pursuant to Article 9 hereof (and shall cease to be a Subsidiary Guarantor) upon consummation of any transaction permitted under this Agreement that results in it ceasing to be a direct or indirect Domestic Subsidiary of the Borrower. The Agent, the Issuing Lender, the Swing Line Lender and the Lenders also agree that the Liens granted to the Agent on any Collateral pursuant to the Security Documents shall be automatically released (i) to the extent the property constituting such Collateral is owned by any Subsidiary Guarantor, upon the release of such Subsidiary Guarantor from its guarantee of the Secured Obligations in accordance with the preceding sentence, (ii) upon the sale or other disposition of such Collateral to any Person that is not (and is not required to be) a Loan Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) and (iii) as is in the judgment of the Agent required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Agent pursuant to the Security Documents. The Lenders hereby authorize the Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Subsidiary Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.

Section 10.10. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 10.11. Headings. Section headings used herein are for convenience only and are not to affect the construction of or be taken into consideration in interpreting this Agreement.

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Section 10.12. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Lender or any Lender may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Revolving Credit Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16, 2.17 and 10.05 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Revolving Credit Commitments, the resignation or replacement of the Agent or the termination of this Agreement or any provision hereof.

Section 10.13. Execution in Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement. This Agreement and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy (or other electronic means) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14. Prior Agreements. This Agreement represents the entire agreement of the parties with regard to the subject matter hereof and the terms of any letters and other documentation entered into between any Loan Party and any Lender or the Agent prior to the execution of this Agreement which relate to Loans to be made hereunder shall be replaced by the terms of this Agreement (except as otherwise expressly provided in the Commitment Letter and the fee letter referred to therein).

Section 10.15. Further Assurances. Whenever and so often as reasonably requested by the Agent, the Loan Parties will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in the Agent all rights, interests, powers, benefits, privileges and advantages conferred or intended to be conferred by this Agreement and the other Loan Documents.

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Section 10.16. Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the each Loan Party in accordance with the Patriot Act.

Section 10.17. Jurisdiction; Consent to Service of Process.

(a)          Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(b)          Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or, except to the extent expressly provided therein, any other Loan Document in any court referred to in paragraph (a) of this Section 10.17. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)          Each party hereto hereby irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

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Section 10.18. No Fiduciary Duty. Each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their Affiliates. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan Party, its management, stockholders, creditors or any other Person. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

Section 10.19. Waiver of Jury Trial. EACH OF THE BORROWER, THE GUARANTORS, THE AGENT AND EACH LENDER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 10.20. Intercreditor Agreement. Reference is made to the Intercreditor Agreement. Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreement, (b) consents to the subordination of Liens provided for in the Intercreditor Agreement, (c) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement and (d) authorizes and instructs the Agent to enter into the Intercreditor Agreement as Representative and on behalf of such Lender.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and the year first written.

BORROWER:

TOWER AUTOMOTIVE HOLDINGS USA, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

GUARANTORS:

TOWER INTERNATIONAL, INC. (formerly known as Tower Automotive, LLC)

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

TOWER AUTOMOTIVE HOLDINGS I, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

TOWER AUTOMOTIVE HOLDINGS II(a), LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

TOWER AUTOMOTIVE HOLDINGS II(b), LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

TOWER AUTOMOTIVE OPERATIONS USA I, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

TOWER DEFENSE & AEROSPACE HOLDINGS, LLC

By:	/s/ Michael Rajkovic
Name: Michael Rajkovic
Title: President

TOWER ACQUISITION COMPANY II, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

TOWER DEFENSE & AEROSPACE, LLC

By:	/s/ Michael Rajkovic
Name: Michael Rajkovic
Title: President

TOWER INTERNATIONAL REAL ESTATE COMPANY, LLC

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President and Chief Executive Officer

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

TA HOLDINGS FINANCE, INC.

By:	/s/ Mark M. Malcolm
Name: Mark M. Malcolm
Title: President

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

AGENT, ISSUING LENDER, SWING LINE LENDER AND LENDERS:

JPMORGAN CHASE BANK, N.A., as Agent, Issuing Lender, Swing Line Lender and Lender

By:	/s/ Richard W. Duker
Name: Richard W. Duker
Title: Managing Director

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

CITIBANK, N.A., as Lender

By:	/s/ Stephanie Sanders
Name: Stephanie Sanders
Title: Vice President

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Mark Walton
Name: Mark Walton
Title: Authorized Signatory

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

RB INTERNATIONAL FINANCE (USA), LLC, as Lender

By:	/s/ Astrid Wilke
Name: Astrid Wilke
Title: Group Vice President

By:	/s/ Randall C. Abrams
Name: Randall C. Abrams
Title: Vice President

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

RBS CITIZENS BUSINESS CAPITAL, a division of RBS CITIZENS, N.A., as Lender

By:	/s/ James G. Zamborsky
Name: James G. Zamborsky
Title: Vice President

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

WELLS FARGO CAPITAL FINANCE, LLC, as Lender

By:	/s/ Todd R. Nakamoto
Name: Todd R. Nakamoto
Title: Duly Authorized Signer

(Signature Page to Second Amended and Restated Revolving Credit and Guaranty Agreement)

PRICING SCHEDULE

Each of “Applicable Eurodollar Margin”, “Applicable ABR Margin” and “Commitment Fee Rate” means for any day the rate set forth below in the row opposite such term and in the column corresponding to the “Pricing Level” that applies for such day:

	Level I	Level II	Level III

Applicable Eurodollar Margin	1.75%	2.00%	2.25%
Applicable ABR Margin	0.75%	1.00%	1.25%
Commitment Fee Rate	0.375%	0.375%	0.375%

For purposes of this Pricing Schedule, the following terms have the following meanings:

“Average Availability” on any day is an amount equal to the quotient of (i) the sum of the end of day Net Domestic Availability for each day during the most recently ended period of three consecutive full calendar months, divided by (ii) the number of days in such three-month period, all as reasonably determined by the Agent in its Permitted Discretion.

“Level I Pricing” applies for any day on which Average Availability is equal to or greater than $100,000,000.

“Level II Pricing” applies for any day on which Average Availability is equal to or greater than $50,000,000, but less than $100,000,000.

“Level III Pricing” applies for any day on which Average Availability is less than $50,000,000.

“Pricing Level” refers to the determination of which of Level I, Level II or Level III Pricing applies for any day.